SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

ConAgra Foods, Inc.

(Name of Registrant as Specified In Its Charter)

[NOT APPLICABLE]

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[Not Applicable]

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[Not Applicable]

PROXY STATEMENT

September 25, 2008

Annual Meeting of Stockholders

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102-5001
Phone: (402) 595-4000

Gary M. Rodkin
Chief Executive Officer

August 15, 2008

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha, Nebraska on September 25, 2008 at 1:30 p.m., Omaha Time, at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska.

Our business meeting this year will cover the election of directors and ratification of the appointment of our auditor for fiscal 2009. You can find information about each of these items in the pages that follow. Our Chairman of the Board, Steve Goldstone, and I will host a question-and-answer session for our stockholders following the business meeting.

We look forward to seeing you in Omaha. If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Or, use the Internet or telephonic voting methods described in the following pages. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary M. Rodkin

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102-5001
Phone: (402) 595-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ConAgra Foods’ Annual Stockholders’ Meeting will be held on Thursday, September 25, 2008, in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. Omaha Time. Registration will begin at 12:30 p.m.

What matters will be voted on?

•	Election as directors the eight nominees listed in the attached proxy statement

•	Ratification of the appointment of our independent auditor for fiscal 2009

•	Any other business properly brought before the meeting in accordance with our bylaws

Who may vote?

Stockholders of record as of the close of business on August 1, 2008 are eligible to vote at the annual meeting and any postponements or adjournments. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope. You may also vote by telephone or through the Internet. See page 1 of the accompanying proxy statement for more information on voting procedures.

What if I want to attend the meeting?

We encourage you to vote as soon as possible even if you plan to attend the meeting. An admission ticket or brokerage statement reflecting ownership of ConAgra Foods stock, along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the annual meeting.

If you are unable to attend in person, you can hear the meeting via live audio cast at http://investor.conagrafoods.com. An archived copy of this webcast will be available on our website following the meeting.

Colleen Batcheler
Senior Vice President, General Counsel and
Corporate Secretary

August 15, 2008

Omaha, Nebraska

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

PROXY STATEMENT

Meeting Information

We are mailing this proxy statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the ConAgra Foods, Inc. Annual Meeting of Stockholders. The meeting will be held in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on September 25, 2008, and begin promptly at 1:30 p.m. Omaha Time. Distribution of this proxy statement is scheduled to begin on or about August 15, 2008.

Help Reduce Our Mailing Expenses.  You can help us reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future materials electronically. To enroll, please visit the website http://enroll.icsdelivery.com/cag and follow the instructions provided. Have your proxy card in hand when accessing this website.

Important Notice Regarding the Availability of Proxy Materials

This proxy statement and our annual report to stockholders for the fiscal year ended May 25, 2008 are available electronically at: http://investor.conagrafoods.com.

Voting Information

Record Date

Stockholders of record at the close of business on August 1, 2008 will be entitled to vote at the meeting and any postponements or adjournments. On August 1, 2008, there were 453,011,128 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

How to Vote

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares by proxy. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Monday, September 22, 2008 for shares held in the ConAgra Foods Retirement Income Savings Plan and through 11:59 p.m. Eastern Time on Wednesday, September 24, 2008 for all other shares.

If you hold shares of ConAgra Foods stock under your own name (also known as “of record” ownership), you can vote your shares in one of the following manners:

•	By proxy via the Internet at www.proxyvote.com and following the instructions

•	By proxy via telephone at 1-800-690-6903 on a touch-tone phone and following the recorded instructions

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope

•	By coming to the meeting and voting your shares in person

If a broker, bank or other nominee holds your stock (“street name” ownership), you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from the broker, bank or nominee to do so.

If you hold shares in the ConAgra Foods Retirement Income Savings Plan, your proxy card includes shares that the plan has credited to your account. To allow sufficient time for the plan trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Monday, September 22, 2008. If the plan trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary at or before the meeting (mail to: ConAgra Foods, Inc., Attn: Corporate Secretary, One ConAgra Drive, Omaha, Nebraska, 68102), (2) submit a timely later dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the proxy requirement noted above for street name owners.

Proxies may be solicited by our directors, officers and other employees not specially employed for that purpose. These individuals will not receive additional compensation for the solicitation. ConAgra Foods will bear the cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

To hold the meeting a quorum must be present. The presence of a majority of the outstanding common stock in person or by proxy at the meeting will constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

If a quorum is present:

•

We will hold an election of directors.  Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast with respect to that director’s election. An incumbent director nominee who receives a greater number of votes “Withheld” than “For” is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in “Corporate Governance.” Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

•

We will vote on ratification of the appointment of the independent auditor.  The appointment will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same affect as a vote against the matter. Broker non-votes will be disregarded.

The shares represented by all valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted “For” each of the nominees for director named in this proxy statement and “For” ratification of the appointment of the independent auditor. If any matter not described above is properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

Attendance at the Meeting

Only stockholders of record as of the close of business on August 1, 2008 and their guests will be able to attend the meeting. Admission will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is the top half of your proxy card.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically, your admission ticket is a print-out of the e-mail that links you to the materials.

•

If your ConAgra Foods shares are held in a bank or brokerage account and you did not receive an admission ticket, you may still attend the meeting if you bring a recent bank or brokerage statement showing that you owned ConAgra Foods common stock on August 1, 2008. Some form of government-issued photo identification will also be required.

Multiple Shareholders Sharing an Address

We are allowed to deliver a single annual report and proxy statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. Accordingly, your household will receive only one copy of our annual report and proxy statement unless we receive instructions that you prefer multiple mailings. You will continue to receive individual proxy cards for each registered account. If you prefer to receive separate copies of the annual report and proxy statement for each registered account in your household, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days of receipt of your request, following which you will receive an individual copy of the material.

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows how many shares of ConAgra Foods common stock certain individuals and entities beneficially owned as of August 1, 2008. The individuals and entities are (1) owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our “named executive officers” for purposes of this proxy statement, and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days.

Our directors and executive officers are committed to owning stock in ConAgra Foods. Directors are compensated with a mix of cash and ConAgra Foods stock and precluded from selling any of their ConAgra Foods stock in the market until they cease to be a director. For executive officers (and other levels of management in the organization), our Board has established stock ownership guidelines that require the individuals to own ConAgra Foods stock worth various multiples of their salaries. Many of our most senior officers have attained and surpassed their stock ownership guidelines by making open market purchases of our stock, and not by solely accumulating shares as compensation. For example, our Chief Executive Officer, Mr. Gary Rodkin, has purchased 167,750 shares on the open market since joining the company in 2005.

To better show the financial stake that our directors and executive officers have in the company, we have included the “Share Units” column in the following table. This column is not required under the rules of the Securities and Exchange Commission. It shows deferred shares owned by non-management directors through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan and deferred shares owned by the executive officers through the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan. Although these shares will ultimately be settled in shares of common stock, they currently have no voting rights, nor will they be settled within 60 days of August 1, 2008.

Name	Number of Shares Owned (3)		Right to Acquire		Percent of Class		Share Units
Capital Research Global Investors (1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	40,841,000		—		8.4%		—
Mogens C. Bay	29,800	(4)	90,000	(5)		*	—
Stephen G. Butler	15,000	(4)	45,000	(5)		*	9,310
John T. Chain, Jr.	37,600		63,000	(5)		*	9,354
Steven F. Goldstone	4,600		177,784	(5)		*	3,533
W.G. Jurgensen	30,800		54,000	(5)		*	17,750
Ruth Ann Marshall	2,550	(4)	9,000	(5)		*	714
Gary M. Rodkin	292,867		1,586,000	(5)		*	161,915
Ronald W. Roskens	32,869	(4)	90,000	(5)		*	—
Andrew J. Schindler	1,800		9,000	(5)		*	—
Kenneth E. Stinson	33,800		90,000	(5)		*	—
John F. Gehring	39,621		239,096	(6)		*	—
Andre J. Hawaux	50,336	(4)	163,400	(6)		*	9,070
Peter M. Perez	56,958		289,106	(6)		*	—
Robert F. Sharpe, Jr.	108,954	(4)	506,000	(5)		*	—
Owen C. Johnson (2)	92,137		605,547	(6)		*	685
All Directors and Current Executive Officers as a Group (16 people)	774,301		3,573,072	(6)		*	211,940

*	Represents less than 1.0% of common stock outstanding. All Directors and Current Executive Officers as a Group collectively hold 0.9% of the common stock outstanding.

1.	Based on a Form 13F filed by Capital Research Global Investors with the Securities and Exchange Commission (the “SEC”) on May 15, 2008.

2.	Mr. Johnson ceased to be an executive officer on July 31, 2007 and resigned subsequent to fiscal year end. His shares are not included in the “All Directors and Current Executive Officers as a Group” calculation.

3.	For executive officers and directors, reflects shares that have been acquired through open market purchases, as compensation or upon vesting of share-based awards, and shares credited to the defined contribution plan accounts of certain individuals.

4.	For Mr. Bay, includes 29,800 shares as to which he shares voting and investment power with his spouse. For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Ms. Marshall, includes 750 shares held in trust. For Mr. Roskens, includes 13,200 shares held in trust for the benefit of his spouse, who resides with him. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him. For Mr. Sharpe, includes 12,000 shares held in trust.

5.	Reflects shares that the individual has the right to acquire within 60 days of August 1, 2008 through the exercise of stock options.

6.	Reflects shares that the individual has the right to acquire within 60 days of August 1, 2008 through the exercise or vesting of the following: Mr. Gehring, 196,883 options and 42,213 restricted stock units; Mr. Hawaux, 160,000 options and 3,400 shares of restricted stock; Mr. Perez, 282,000 options and 7,106 restricted stock units; Mr. Johnson, 577,045 options, 28,426 restricted stock units and 76 shares to be distributed from a deferred compensation account; and executive officers not individually named in this table, 150,200 options and 11,486 restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC and NYSE reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2008, all required reports were filed on a timely basis except for one report for Ms. Ruth Ann Marshall, which was filed late due to administrative error.

Corporate Governance

ConAgra Foods’ business is managed under the direction of our Board of Directors. Currently, the Board of Directors is comprised of 10 members. The basic responsibility of the Board is to exercise their business judgment to act in what each director reasonably believes to be in the best interests of ConAgra Foods and our stockholders. The senior management team is responsible for the day-to-day conduct of our business.

Our Board of Directors is committed to performing its responsibilities in a manner consistent with the sound governance practices we have in place, and to implementing changes to those practices when appropriate. Substantive changes to our governance in recent years include the following:

Expiration of “Poison Pill” Rights Plan.  In 2004, our Board of Directors terminated our rights plan. We no longer have a stockholder rights plan in place.

Elimination of Staggered Board.  At the 2005 annual meeting, our stockholders approved the phasing-out of three-year staggered terms of our directors. That phase-out is complete and each of our directors (or their respective successors) stands for election for one-year terms.

Adoption of Stock Ownership Guidelines for Leadership.  In March 2006, our Board of Directors adopted stock ownership guidelines for senior leaders across the company to evidence its desire to align the interests of our management and stockholders. The guidelines require ownership of ConAgra Foods stock with a value equal to a set multiple of the leader’s salary. For our Chief Executive Officer, Gary Rodkin, that level is six times salary. Our directors have also each agreed not to engage in open market sales of our common stock during their tenure.

Majority Voting in Director Elections.  In July 2006, our Board of Directors amended our bylaws to provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting unless the election is a contested election. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. In the event of a contested election, directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting.

To learn more about our governance practices, you can review any of the following documents at http://investor.conagrafoods.com through the “Corporate Governance” link. From time to time, these documents are updated, and amended documents are posted promptly to the website. The documents are also available in print to any stockholder upon request to the Corporate Secretary:

•	Corporate Governance Principles

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit Committee Charter

•	Corporate Governance Committee Charter

•	Human Resources Committee Charter

•	Nominating Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

Interested parties may communicate with our Board of Directors or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications will be compiled by the Corporate Secretary and forwarded to the Board or individual director addressee on at least a bi-weekly basis. The Corporate Secretary will routinely filter communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or reasonably determined to pose a possible security risk to the addressee.

Board Meetings and Attendance

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Chairman of the Board presides at all meetings, including executive sessions. During fiscal 2008, the Board met nine times (five regular meetings and four special meetings). All members attended at least 75% of the combined board and committee meetings that required their attendance.

Our Board members are encouraged to attend the annual stockholders’ meeting. All current members of the Board of Directors attended the 2007 annual meeting.

Director Independence

The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for company directors that are listed in the Corporate Governance Principles available on our website at http://investor.conagrafoods.com through the “Corporate Governance” link.

The Board has determined that directors Bay, Butler, Chain, Goldstone, Jurgensen, Marshall, Roskens, Schindler and Stinson have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards. These individuals, in the groups identified in the following pages, are the only members of our Audit Committee, Corporate Governance Committee, Human Resources Committee and Nominating Committee.

Mr. Carl E. Reichardt and Ms. Alice B. Hayes, who were directors during the fiscal year but are no longer serving, were previously found by the Board to be independent under the company’s independence standards. Mr. Mark H. Rauenhorst, who was a director during the fiscal year but is no longer serving, was previously found to be non-independent due to the business transactions described under “Related Party Transactions.”

In addition to satisfying our independence standards, each member of the Audit Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit Committee satisfies this additional independence requirement.

Board Committees

Our Board of Directors has five standing committees. One of these committees, the Executive Committee, did not meet during fiscal 2008. That committee generally has the authority to act on behalf of the Board of Directors between meetings. Its membership is directors Butler, Goldstone, Rodkin and Stinson. Mr. Goldstone chairs the committee.

Corporate Governance Committee 3 meetings in fiscal 2008 Mogens C. Bay John T. Chain, Jr., Chair Steven F. Goldstone Kenneth E. Stinson

•              Considers and makes recommendations to the Board concerning the size, functions and policies of the Board, including the governance policies of the Board

•              Advises on factors and relationships affecting the company’s image and reputation

•              Considers and makes recommendations to the Board concerning the size and functions of the various Board committees

•              Assists the Chairman with the conduct of the Board’s annual self-evaluation

•              Assesses the independence of Board members

Human Resources Committee 7 meetings in fiscal 2008 John T. Chain, Jr. Steven F. Goldstone Ruth Ann Marshall Ronald W. Roskens Kenneth E. Stinson, Chair

•              Reviews, evaluates and approves compensation plans, policies and programs for the company’s directors, executive officers and significant employees

•              Reviews and approves goals and performance metrics for incentive compensation arrangements

•              Annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and with the other independent directors, determines and approves the CEO’s compensation levels based on such evaluation

The Human Resources Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for the CEO and non-management directors. Additional information on the role of executive officers and the Committee’s compensation consultant can be found in the “Compensation Discussion & Analysis.”

Compensation Committee Interlocks and Insider Participation.  The individuals listed above and Mr. Carl E. Reichardt (a former director) served on our Human Resources Committee during fiscal 2008. During fiscal 2008, none of the current or former executive officers of ConAgra Foods served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Human Resources Committee or Board of Directors.

Nominating Committee 2 meetings in fiscal 2008 W.G. Jurgensen Ruth Ann Marshall Ronald W. Roskens, Chair Andrew J. Schindler

•              Identifies qualified candidates for membership on the Board

•              Proposes to the Board a slate of directors for election by the stockholders at each annual meeting

•              Proposes to the Board candidates to fill vacancies on the Board

Director Nomination Process.  The Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A stockholder who wishes to recommend a prospective nominee for board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The Nominating Committee will also consider nominations by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described under “Proposals for 2009 Annual Meeting” at the end of this proxy statement.

The Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee. The Nominating Committee’s evaluation process for nominees recommended by stockholders does not differ.

The Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in the Corporate Governance Principles, including: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group, (2) board skill needs, taking into account the experience of current board members, the candidate’s ability to work toward business goals with other board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board, (3) diversity, including the extent to which the candidate reflects the composition of our stockholder and other constituencies and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendations of the Committee.

Audit Committee 13 meetings in fiscal 2008 Mogens C. Bay Stephen G. Butler, Chair W.G. Jurgensen Andrew J. Schindler

•              Oversees the integrity of the company’s financial statements and reviews annual and quarterly SEC filings and earnings releases

•              Receives reports on matters including critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

•              Reviews the qualifications, independence and performance of the independent auditor and internal audit department

•              Has sole authority to retain, compensate, oversee and terminate the independent auditor

•              Pre-approves audit and non-audit services performed by the independent auditor

•              Reviews the company’s compliance with legal and regulatory requirements

Audit Committee Financial Expert.  The Board has determined that all four members of the Audit Committee (each of whom is independent) are qualified as audit committee financial experts within the meaning of SEC regulations.

Related Party Transactions.  The Audit Committee has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all related party transactions must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Committee at its next regular quarterly meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related party’s interest in the transaction. No director is permitted to participate in any approval of a related party transaction for which he or she is involved. On at least an annual basis, the Committee reviews and assesses ongoing related party transactions to determine whether the relationships remain appropriate. All related party transactions are disclosed to the full Board of Directors. During fiscal 2008, the Audit Committee applied the policy to all reportable related party transactions.

ConAgra Foods leases various buildings that are beneficially owned by Opus Corporation or entities related to Opus Corporation. These Opus entities are affiliated with or part of a large, national real estate development company. Mr. Mark H. Rauenhorst, a former member of the Board of Directors (he retired from the Board in September 2007), is a beneficial owner, officer and chairman of Opus Corporation and a director or officer of the related entities. The agreements relate to our leases of land, buildings and equipment in Omaha, Nebraska. During fiscal 2008, we made rental payments of $13.5 million to the Opus entities. ConAgra Foods has also entered into contracts with the Opus entities for construction and property management services. During fiscal 2008, we made payments of $1.6 million to the Opus entities for these services.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditors and internal audit department, and (3) compliance by the company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and issuing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the company’s selection or application of accounting principles, and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2008.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61, as amended (communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee received and discussed with the independent auditors their written report on their independence from the company and its management, which was made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2008 was compatible with the auditors’ independence.

Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2008 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Mogens C. Bay

Stephen G. Butler, Chairman

W.G. Jurgensen

Andrew J. Schindler

Director Compensation

For fiscal 2008, the pay program for all non-employee directors other than the Chairman of the Board consisted of the following three components:

•

Retainer:  Each non-employee director other than the Chairman received a cash retainer of $50,000. The Chair of each committee other than the Executive Committee was paid an additional retainer of $25,000.

•	Meeting Fees: Each non-employee director other than the Chairman was paid $1,500 in cash per meeting attended.

•

Equity Award:  Each non-employee director other than the Chairman earned an annual grant of 1,800 shares of ConAgra Foods common stock and an annual grant of non-statutory options to acquire 9,000 shares of ConAgra Foods common stock, with an exercise price equal to the closing market price of our common stock on the date of grant. The date of grant coincided with our 2007 annual stockholders’ meeting, September 27, 2007.

In lieu of the elements described above, the Chairman’s pay for fiscal 2008 was $500,000, payable entirely in non-statutory options to acquire shares of ConAgra Foods common stock. The grant date was September 27, 2007, and the exercise price of the options was the closing market price of our common stock on that date. The number of options issued was based on the Black-Scholes value of an option on the date of grant consistent with our accounting expense methodology. The options have a ten-year term and vested six months from the date of grant. Mr. Goldstone cannot sell the shares underlying the options in the market until he ceases to be a director.

Several other compensation programs existed for all of our non-employee directors during fiscal 2008:

•	Directors were entitled to participate in a medical plan and the ConAgra Foods Foundation offered a matching gift benefit for gifts up to $2,000 to accredited institutions of higher education.

•

Non-employee directors could elect to defer payment of their cash compensation into the company’s non-qualified deferred compensation plan for non-employee directors. This program does not provide above-market earnings (as defined by SEC rules).

•

Directors elected to the Board prior to 2003 continued to have grandfathered participation in the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. All participating directors are vested in the program. ConAgra Foods maintains insurance on the lives of these directors to fund the program.

These compensation elements are reflected in the table on the following page.

Director Compensation Table – Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mogens C. Bay	87,500	46,476	57,240	12,901	204,117
Stephen G. Butler	108,000	46,476	57,240	—	211,716
John T. Chain, Jr.	102,000	46,476	57,240	28,363	234,079
Steven F. Goldstone	—	—	499,998	—	499,998
W.G. Jurgensen	83,000	46,476	57,240	—	186,716
Ruth Ann Marshall	72,500	46,476	57,240	—	176,216
Ronald W. Roskens	102,000	46,476	57,240	27,256	232,972
Andrew J. Schindler	77,000	46,476	57,240	—	180,716
Kenneth E. Stinson	95,167	46,476	57,240	12,901	211,784
Former Directors (1)
Alice B. Hayes	27,167	—	—	29,304	56,471
Mark H. Rauenhorst	22,667	—	—	21,910	44,577
Carl E. Reichardt	35,500	—	—	—	35,500

1.	Each former director departed the Board effective following the 2007 annual stockholders’ meeting.

2.	For each director other than Mr. Goldstone, a portion of the annual compensation is an equity award comprised of stock options and shares of common stock. The grant date fair value (computed in accordance with Statement of Financial Accounting Standard No. 123R (“SFAS No. 123R”)) of the stock award made to each non-employee director was $46,476. The grant date fair value (computed in accordance with SFAS No. 123R) of the option award made to each non-employee director other than Mr. Goldstone was $57,240. For Mr. Goldstone, the grant date fair value was $499,998. The grant date fair value of the option awards was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of the options of 7.82 years, an expected volatility of 23.84%, a risk-free interest rate of 4.58% and a dividend yield of 2.94%. At fiscal year-end, the aggregate number of outstanding unexercised option awards held by each non-employee director was as set forth below (all stock awards granted were fully vested at fiscal year end):

Name	Outstanding Stock Options Held at FYE (#)	Name	Outstanding Stock Options Held at FYE (#)
Mogens C. Bay	90,000	Andrew J. Schindler	9,000
Stephen G. Butler	45,000	Kenneth E. Stinson	90,000
John T. Chain, Jr.	63,000	Former Directors
Steven F. Goldstone	177,784	Alice B. Hayes	54,000
W.G. Jurgensen	54,000	Mark H. Rauenhorst	54,000
Ruth Ann Marshall	9,000	Carl E. Reichardt	81,000
Ronald W. Roskens	90,000

3.	The incremental cost to the company during fiscal 2008 of maintaining insurance policies that will ultimately fund the Directors’ Charitable Award program is the entire amount of “All Other Compensation” reported.

Proposal #1: Election of Directors

Our Corporate Governance Guidelines include a mandatory retirement age for directors. Under the Guidelines, a director may not stand for re-election if he or she would be over age 72 at the time of the election. Directors Chain and Roskens have reached our mandatory retirement age and will retire effective upon the conclusion of the annual meeting. Our Certificate of Incorporation requires that the Board be comprised of no less than nine members. Because of these retirements, following the meeting our Board will be comprised of eight members, and contain one vacancy.

The following individuals were nominated by the Nominating Committee to stand for election at the annual meeting. Each is a current member of the Board whose term of office expires at the meeting. In case any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

MOGENS C. BAY – Director since December 12, 1996

Mr. Bay (59 years of age) has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. He is also a director of Peter Kiewit Sons’, Inc.

STEPHEN G. BUTLER – Director since May 16, 2003

Mr. Butler (60 years of age) served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. He is a director of Cooper Industries, Ltd. and Ford Motor Company.

STEVEN F. GOLDSTONE – Director since December 11, 2003

Mr. Goldstone (62 years of age) has served as non-executive Chairman of the ConAgra Foods Board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1995 until his retirement in 2000, Mr. Goldstone was Chairman and Chief Executive Officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Mr. Goldstone is a director of Greenhill & Co., Inc. and Merck & Co.

W.G. JURGENSEN – Director since August 2, 2002

Mr. Jurgensen (57 years of age) has served as Chief Executive Officer and a director of Nationwide Financial Services, Inc. (insurance) since 2000. He also serves as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. He also serves as a trustee of Nationwide Foundation, a not-for-profit corporation.

RUTH ANN MARSHALL – Director since May 23, 2007

Ms. Marshall (54 years of age) was the President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She is a director of Global Payments Inc. and Pella Corporation.

GARY M. RODKIN – Director since October 1, 2005

Mr. Rodkin (56 years of age) has been our President and Chief Executive Officer since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, and President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. Mr. Rodkin is a director of Avon Products, Inc., the Grocery Manufacturers of America and Boys Town.

ANDREW J. SCHINDLER – Director since May 23, 2007

Mr. Schindler (64 years of age) served R. J. Reynolds Tobacco Holdings, Inc. (tobacco products) as Chairman and Chief Executive Officer from 1999 to 2004 and Reynolds American (tobacco products) as Chairman from July 2004 until his retirement in December 2005. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He is a director of Krispy Kreme Doughnuts Inc. and Hanesbrands, Inc.

KENNETH E. STINSON – Director since December 12, 1996

Mr. Stinson (65 years of age) is Chairman of the Board of Peter Kiewit Sons’, Inc. (construction and mining). He served as Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 until 2004. Mr. Stinson is also a director of Kiewit Investment Fund LLLP and Valmont Industries, Inc.

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal # 2: Ratification of Appointment of Independent Auditor

The firm of KPMG LLP conducted the audits of our financial statements for fiscal years 2008 and 2007. The Audit Committee has re-appointed KPMG as the independent registered public accounting firm to conduct the 2009 audit of our financial statements and the Board of Directors requests that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

Fees billed to us by KPMG for services provided for these fiscal years were as follows:

	Fiscal 2008	Fiscal 2007
Audit Fees	$7,028,000	$6,700,000
Audit-Related Fees	1,221,500	436,300
Tax Fees	18,000	15,700
All Other Fees	5,250	—

Total Fees	$8,272,750	$7,152,000

Audit Fees consist of the audits of our fiscal years 2008 and 2007 annual financial statements, the review of our quarterly financial statements during fiscal years 2008 and 2007 and foreign statutory audits.

Audit-Related Fees consist primarily of employee benefit plan audits and in fiscal 2008 only, the audit of the financial statements of a business unit that was being sold.

Tax Fees consist primarily of international tax compliance services.

All Other Fees in fiscal 2008 relate to a license for accounting research software. There were no services in this category in fiscal 2007.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit Committee at its next meeting.

The Audit Committee approved 100% of the services performed by KPMG relating to “audit-related fees,” “tax fees” and “all other fees” during fiscal years 2008 and 2007.

The Board of Directors recommends a vote “FOR” Item 2.

Executive Compensation

Compensation Discussion & Analysis

The primary focus of the ConAgra Foods executive compensation program is encouraging and rewarding behavior that promotes stockholder value in both the short and long-term. Our executive compensation program is designed to support achievement of both our long-term strategic plan and, each year, our annual operating plan.

In March 2006, shortly after joining the company, Chief Executive Officer Gary Rodkin, together with his senior leadership team presented our investors with a refocused, three-year strategic plan. The plan included a vision of ConAgra Foods acting as one integrated operating company delivering sustainable, profitable growth. The fiscal 2007 operating plan began the journey, and we focused on and successfully completed the divestiture of non-core business assets, attacked our cost structure and attained significant cost reductions, improving our return on invested capital along the way. During fiscal 2008, we continued to execute our strategic plan and our corporate objectives placed greater emphasis on generating profitable sales growth, improving profit margins and continuing to expand returns on capital.

Overall, our company accomplished much of what we set out to do in fiscal 2008, but our business units had extremely varied performance. Sales initiatives in our Consumer Foods segment were successful, with share growth for some of our key priority brands. We believe we are well positioned within Consumer Foods for fiscal 2009. However, within that business, severe input inflation during fiscal 2008 and costs associated with product recalls and other customer service issues more than offset the benefits of significant supply chain savings, limited pricing actions and new product introductions. The net result was lower operating profits and margins during the year for this segment. Conversely, volatile commodity markets provided unprecedented opportunities for our Trading and Merchandising operation, which experienced record performance in sales and profits in fiscal 2008. Our two largest businesses within our Food and Ingredients reporting segment excelled as well, significantly exceeding sales and profit targets. (We generally refer to the Trading and Merchandising and Food and Ingredients reporting segments as our commercial businesses in this Compensation Discussion & Analysis.)

We also returned value to our stockholders during the year by repurchasing approximately 7.5 million shares of common stock at a cost of approximately $188 million and paying approximately $362 million in dividends. Subsequent to fiscal year end, we initiated the expenditure of approximately $900 million to repurchase shares with proceeds from the divestiture of our Trading and Merchandising segment.

Our overall results significantly exceeded the goals included in our incentive programs for fiscal 2008. However, as discussed later in this Compensation Discussion & Analysis, the Human Resources Committee, in line with management’s recommendation, significantly reduced the overall pool for available short-term incentive dollars based on the mix of our earnings, by segment, versus expectations. The Committee also authorized measurable differentiation in the dollars to be made available for employees in corporate functions and the Consumer Foods business on one hand, and the high performing commercial businesses on the other. Fiscal 2008 began in May 2007. We refer to Mr. Rodkin and the other individuals covered by our compensation tables for fiscal 2008 as our “named executive officers.”

What are the Objectives of ConAgra Foods’ Compensation Program?

Our executive compensation program is designed to support four objectives:

Rewarding performance and aligning with stockholders… to inspire and reward behavior that promotes growth in stockholder value. Pay-for-performance is a central tenet of the program.

Competing for talent… because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

Creating internal pay equity… recognizing that individual pay will reflect differences in performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

Promoting and rewarding long-term commitment… and longevity of career with ConAgra Foods.

How is the Executive Compensation Program Designed and Approved?

The Committee uses a variety of resources when designing and approving the executive compensation program. The Committee has retained an independent compensation consultant, Towers Perrin, for assistance with program design and compensation recommendations. In setting pay, the Committee considers the following:

•	company and individual performance;

•	external and internal pay comparisons; and

•	an individual’s pay history.

To make external pay comparisons, the Committee reviews market data supplied by Towers Perrin. The Committee reviews general industry data, a customized survey of the food and consumer products industry, and a survey of a peer group of consumer product companies. Towers Perrin provides the Committee with these data points and assists the Committee in understanding them. The Committee does not set our named executive officers’ total compensation at any specific percentile of the external data reviewed.

The Committee reviews the make-up of the peer group at least annually. Shortly before the start of the fiscal year, the Committee approved the following peer group composition for fiscal 2008:

Anheuser-Busch Companies, Inc.	Campbell Soup Company	The Clorox Company
The Coca Cola Company	Colgate-Palmolive Company	Dean Foods Company
General Mills, Inc.	H.J. Heinz Company	The Hershey Company
Hormel Foods Corporation	Kellogg Company	Kimberly-Clark Corporation
Kraft Foods Inc.	McCormick & Company, Inc.	Molson Coors Brewing Company
PepsiCo, Inc.	Sara Lee Corporation	WM. Wrigley Jr. Company

Several companies in the fiscal 2007 peer group were removed for fiscal 2008 due primarily to revenue size; our fiscal 2007 divestitures resulted in a lower overall revenue base for the company. The median revenue of the peer group listed above is similar to ours. We do, however, use regression analysis to adjust the compensation data for any difference in company revenues. The Committee approved use of this peer group for fiscal 2009.

The Committee also uses performance evaluations in setting pay. The Committee, together with the other non-employee directors, conducts a formal evaluation of Mr. Rodkin’s performance no less frequently than each July. For the other named executive officers, Mr. Rodkin gives the Committee his assessment of each individual at least annually, in July.

The approval of annual compensation programs and payouts also occurs each July. At the July 2007 Committee meeting, the Committee approved the designs of the fiscal 2008 annual incentive program, the fiscal 2008 to 2010 long-term incentive program and the fiscal 2008 salary and targeted at-risk compensation of the named executive officers other than Mr. Rodkin. At the same time, the Committee recommended to the full Board Mr. Rodkin’s salary and targeted at-risk compensation for fiscal 2008. The members of the Board (other than Mr. Rodkin) approved the recommended package. The determination of salaries and targeted at-risk compensation for individual executive officers in this manner occurs in conjunction with the individual performance evaluations discussed above.

In July 2008, the Committee reviewed our actual performance against the financial goals in our fiscal 2008 incentive plans, as well as our performance against our strategic plan. Mr. Rodkin provided the Committee with his views on our annual performance. The Committee used his input when determining the extent of negative discretion to apply to the annual incentive plan pool and its decision to reward employees of our commercial businesses more than those of our Consumer Foods business and corporate functions. The Committee then approved the actual fiscal 2008 incentive plan awards for our executive and senior officers.

The same process has been employed for the setting of fiscal 2009 compensation. We have included the most significant changes to fiscal 2009 compensation programs or levels for the named executive officers in the various sections of this Compensation Discussion & Analysis.

Our senior Human Resources officers and our compensation and benefits department work closely with the Committee to implement and administer the approved programs.

What Were the Key Elements of the Fiscal 2008 Compensation Program?

The fiscal 2008 pay package for our named executive officers included salary, short and long-term incentive opportunities and other benefits discussed below. For the named executive officers, the Committee determines the mix of salary and at-risk pay, targeted short-term incentive levels (a percentage of salary), option grants and targeted performance shares based primarily on its review of the executive’s position within the company, internal pay equity, and market data provided by Towers Perrin. For fiscal 2008, these factors combined to support granting a higher incentive opportunity under the management incentive plan for fiscal 2008 (discussed below, the “MIP”) and performance share plan for the fiscal 2008 to 2010 performance period, and larger option award to Mr. Rodkin than to the other named executive officers. The Committee took into account Mr. Rodkin’s leadership, value to the company and accountability for the performance of the entire organization. The Committee also reviewed market data related to Mr. Rodkin’s targeted incentive opportunity and option grant and found them reasonable versus the peer group. The Committee also used these grants to implement its policy that within the company, Mr. Rodkin should have the highest ratio of at-risk pay to salary.

With respect to the other named executive officers, for fiscal 2008, the Committee reviewed each person’s scope of responsibility and experience, and relevant market data. The Committee also considered internal pay equity. This analysis resulted in some differences in the incentive opportunities awarded under the MIP and performance share plan for these executives, and differences in option grant sizes. However, the total compensation opportunity for each of these named executive officers reflects a similar mix of salary and at-risk pay.

By design, the portion of the compensation opportunity that was “at-risk” for the named executive officers for fiscal 2008 (determined at the grant date) was a significant percentage, more than 75% of the total opportunity. This is shown in the charts below. The Committee’s general policy is to provide the greatest percentage of this at-risk pay opportunity in the form of non-cash, long-term compensation. The Committee believes that an emphasis on long-term, at-risk, equity compensation is the best method of aligning management interests with those of our stockholders. Each element of compensation is discussed in more detail in the following pages.

Salaries.  The Committee determines salary by analyzing a position’s strategic importance to the company, recruitment and retention pressures, the executive’s contribution to the company and the market data supplied by Towers Perrin. The Committee does not automatically set salary as a percentile versus the peer group or other market data. Salary levels depend foremost on individual experience and performance, company priorities, internal equity and overall reasonableness versus the market.

In its implementation of these principles, the Committee chose not to provide a salary increase for Mr. Rodkin for fiscal 2008. Mr. Rodkin is party to an employment agreement that provides for a minimum annual salary of $1,000,000 per year and the Committee believed that this level remained appropriate. The Committee did, however, increase the salary of Mr. Robert F. Sharpe, Jr. (then our Executive Vice President, Legal and External Affairs and now Executive Vice President, External Affairs and President, Commercial Foods) in July 2007 from $600,000 to $675,000 in recognition of excellent performance in the prior year that aligned with the strategic direction of the company, particularly his leadership over a series of successful divestitures. The Committee also increased the salary of Mr. Andre J. Hawaux, our Executive Vice President and Chief Financial Officer, in December 2007 from $450,000 to $525,000 per year when his responsibilities were expanded to include the company’s Information Technology function.

Effective July 14, 2008, the Committee approved an increase in the base salary of Mr. Peter M. Perez, our Executive Vice President, Human Resources, from $410,000 to $430,000, primarily based upon his fiscal 2008 performance, but also based on the competitiveness of his salary versus the market.

Incentive Programs.  The Committee aligned management compensation with company performance through a mix of short and long-term incentive programs during fiscal 2008.

For the year, our short-term incentive program (discussed more below), covering approximately 2,000 employees, rewarded attainment of goals for profits and growth in net sales. The use of profit and growth in net sales during fiscal 2008, versus the fiscal 2007 focus on profit and achievement of cost reductions and capital improvement goals in the annual incentive plan, is evidence of the Committee’s use of compensation programs to align management incentives with the achievement of key company objectives.

The long-term program (applicable to a significantly smaller group of senior officers, including the named executive officers and discussed more below) rewards the improvement over a three-year period in metrics likely to have a significant impact on enterprise value. This occurs through the granting of performance shares (payable in shares of common stock) that are earned only with growth in EBIT (earnings before interest and taxes) and performance against return on average invested capital goals. The program also rewards stock price appreciation directly through the granting of stock options. This program is substantially unchanged from the fiscal 2007 program, reflecting the Committee’s commitment to long-term programs that are measured over time.

The Committee chose to continue to use a mix of stock options and restricted stock units as long-term incentives for management other than senior officers. The Committee awarded stock options and restricted stock units to approximately 1,100 employees for fiscal 2008. Individual awards were determined based on level in the organization as well as individual performance and potential.

Short-Term Incentive Plan.  The management incentive plan for fiscal 2008 (the “MIP”) provided a cash bonus opportunity to about 2,000 employees based on our fiscal 2008 performance against pre-established financial goals. For the named executive officers, the Committee determined fiscal 2008 targeted bonus levels (a percentage of salary) based on its review of internal pay equity and market data provided by Towers Perrin. The Committee also considered the total pay packages of the named executive officers and used the MIP target to achieve the appropriate mix of salary to at-risk pay.

The Committee approved the terms of the MIP in July 2007. If awards are earned under the MIP, they are payable in cash. Awards under the MIP were determined through a four-step process. Financial targets disclosed in this section are done so in the limited context of our MIP and they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Step 1: Satisfactory Profit Before Tax Results Must Be Achieved

	PBT Performance (in millions)	Resulting Bonus Pool Funding %
Threshold	At or below $1,066	0%
	*	*
Targeted Performance	$1,123	100%
	*	*
Maximum	At or above $1,234	167%

Actual FY08 Performance	$1,415	167%

*	Interpolate points between threshold and maximum.

Step 1:  Our company-wide achievement versus a profit before tax, or “PBT,” target for fiscal 2008 determined whether a pool of funds was to be set aside for cash bonuses. If PBT goals were not met (i.e., if the “threshold” PBT in the chart above was not exceeded), no pool would have been created and no cash bonuses paid. The target level of PBT shown in the table above was selected purposefully by the Committee to align with the early fiscal 2008 earnings per share guidance of $1.48 adjusted for restructuring and unusual items, given to our investors.

PBT was determined by adding the company’s income tax expense back to net income from continuing operations before cumulative effect of changes in accounting. The plan allows for adjustments to PBT for restructuring or unusual items approved by the Committee. The only adjustment approved for fiscal 2008 was continuing to treat the results of the Trading and Merchandising reporting segment as continuing operations through fiscal year-end. The segment’s results were moved to discontinued operations in connection with the sale, which was completed after fiscal year-end.

During fiscal 2008, the company achieved PBT of $1,415 million, well in excess of plan targets and mathematically equating to a funding level of 167% percent of target, the maximum level achievable based on PBT alone.

Step 2: Net Sales Results Increase/Decrease the Pool

	Net Sales Growth^	Modifier %
Threshold	Less than 2.5%	80%
	*	*
Targeted Performance	2.5%	100%
	*	*
Maximum	At least 4.5% and Food and Ingredients segment net sales meet or exceed internal plans	120%

Actual FY08 Performance	5.2% and Food and Ingredients segment net sales exceeded internal plans	120%

^	Net sales growth performance relates solely to our Consumer Foods and International Foods segments, considered together, except as indicated otherwise.

*	Interpolate points between threshold and maximum.

Step 2:  Our company-wide achievement versus a net sales growth target was examined to determine whether the pool would be increased or decreased. Net sales growth was determined by comparing our net sales for fiscal year 2008 with that for fiscal year 2007. Performance in the Consumer Foods segment was the primary focus of this modifier. If net sales growth in the Consumer Foods and International Foods segments fell below minimum levels, the modifier would act as a negative, regardless of sales performance in our other business segments.

As with PBT performance, the company’s results exceeded the plan targets, with an achievement of 5.2% net sales growth in the Consumer Foods and International Foods businesses, taken together, and above-plan net sales growth in the Food and Ingredients segment. These results supported a 120% increase to the 167% funded level achieved based on PBT performance alone. The plan does not allow for a funding level greater than 200% of target. PBT and net sales growth results supported this level of funding for fiscal 2008.

Step 3:  Once the mathematical calculations were complete, the Committee considered the way in which management executed the operating plan during the year. The MIP allows the Committee to modify the pool based on this information. Mr. Rodkin provided his views to the Committee during this process. Mr. Rodkin advised the Committee of his belief that the company’s commercial businesses (of which the Food and Ingredients segment is a part) excelled during the year and should be rewarded for their performance in excess of plan targets, but that overall company-wide results, and thus plan funding levels, were driven too heavily by these successes. He discussed his views of the importance to the long-term success of the company of improved results in the Consumer Foods business. The Committee concurred with Mr. Rodkin’s assessment of the company’s business performance during the year and applied significant negative discretion to the pool. The Committee authorized a MIP funding level of 110% of the targeted amount, representing a reduction of 90 points against the funding level supported by application of the plan formulas. Furthermore, Mr. Rodkin recommended the funding pool be bifurcated to allow for a strong pay-for-performance message to participants. Specifically, he recommended and the Committee approved a significantly higher funding level for participants in commercial businesses that over-delivered on their plans, and a 90% funding level for all other participants.

Step 4:  The final step in determining a MIP participant’s award is an assessment of individual performance. Once the pool is set, using steps 1 through 3, individual awards are determined based on performance reviews. This step may adjust an individual award down to 0% or up to 200% of the funded amount based on the individual’s performance contributions and demonstration of our values during the year.

Mr. Rodkin’s input on the individual contribution of each senior officer in fiscal 2008 assisted the Committee in approving specific MIP payouts for these individuals. The Committee’s performance evaluation of Mr. Rodkin was used in determining his payout.

The Committee believes that MIP awards paid to the named executive officers for fiscal 2008 were consistent with the level of accomplishment by the company and its over-delivery on expected financial results, yet recognize the opportunities for improvement, and appropriately reflect company and individual performance.

Named Executive Officer	MIP Target (% of salary)	MIP Target ($)	Actual MIP Payout ($)
Gary M. Rodkin (1)	200%	2,000,000	1,800,000
Andre J. Hawaux (2)	100%	525,000	525,000
John F. Gehring	80%	320,000	345,600
Peter M. Perez	80%	328,000	295,200
Robert F. Sharpe, Jr. (3)	100%	675,000	725,000
Former Executive Officer
Owen C. Johnson	100%	293,269	263,900

1.	Mr. Rodkin’s employment agreement leaves his target award for the MIP uncapped but in July 2007, he agreed to a 200% of target cap for fiscal 2008. His agreement does not contain a guaranteed MIP payment.

2.	The Committee recognized the significant increase in Mr. Hawaux’s responsibilities when he assumed leadership of the Information Technology function in December 2007 by agreeing to base his MIP award for fiscal 2008 on his adjusted salary, and not apply a pro-ration factor.

3.	Mr. Sharpe is party to an employment agreement with the company that provides for an annual incentive target of 100% of salary. No payout is guaranteed.

Long-Term Incentive Plan.  Working closely with Towers Perrin, the Committee redesigned our long-term incentive plan for senior officers in fiscal 2007. Fiscal 2008 was the plan’s second year of operation. In each year of the program to date, it has included an award of both stock options and performance shares settled in shares of common stock, and focused on the ensuing three-year performance period (i.e., the fiscal 2007 to 2009 performance period, and the fiscal 2008 to 2010 performance period). We describe each component below. The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in the executive pay program and this program in particular evidences this belief.

The Committee established the targeted incentives under the long-term program following its review of a variety of data. The Committee reviewed a competitive market analysis by Towers Perrin of long-term incentive programs and total direct compensation at companies within the peer group, a broader group of companies in the consumer products and food industry and industry generally. The Committee also considered the total pay packages of the named executive officers and used the long-term incentive target as a method of achieving the appropriate mix of salary to at-risk pay. The total targeted long-term incentive value was split approximately 50/50 between stock options and performance shares.

Stock Options.  The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. The options granted to our named executive officers for fiscal 2008 have a seven-year term, an exercise price at the company’s closing market price on the date of grant ($26.80), and vested 40% at the end of fiscal 2008. The remaining award vests equally at the end of fiscal 2009 and fiscal 2010, subject to continued employment with the company. The accounting expense associated with the stock options awarded to our named executive officers for fiscal 2008 is in the “Option Awards” column of the Summary Compensation Table. The number of options granted in July 2007 to each named executive officer under the fiscal 2008 option program is as follows:

Named Executive Officer	Stock Options Granted For Fiscal 2008 Program
Gary M. Rodkin	500,000
Andre J. Hawaux	160,000
John F. Gehring	80,000
Peter M. Perez	120,000
Robert F. Sharpe, Jr.	180,000
Former Executive Officer
Owen C. Johnson (1)	53,333

1.	In July 2007, Mr. Johnson announced his intention to retire effective July 1, 2008. Upon his retirement, he vested in 100% of this award under the provisions of the award agreement.

Performance Shares.  Performance shares represent the right to earn a set number of shares of our common stock if we achieve pre-set, three-year performance goals. For the two performance periods applicable during fiscal 2008 (i.e., the fiscal 2007 to 2009 performance period, and the fiscal 2008 to 2010 performance period), the targeted number of shares for each named executive officer was as set forth in the table that follows. The accounting expense associated with these performance share awards is in the “Stock Awards” column of the Summary Compensation Table. We encourage readers to review the disclosure under “— Computing the ‘Stock Awards’ Column” below, where we provide further explanation of the amounts set forth in that column.

Named Executive Officer	Performance Shares Granted for Fiscal 2008 to 2010 (2)	Performance Shares Granted for Fiscal 2007 to 2009 (2)
Gary M. Rodkin	100,000	300,000
Andre J. Hawaux	32,000	80,000
John F. Gehring	16,000	48,000
Peter M. Perez	24,000	72,000
Robert F. Sharpe, Jr.	32,000	96,000
Former Executive Officers
Owen C. Johnson (1)	32,000	96,000

1.	Upon Mr. Johnson’s retirement on July 1, 2008, he forfeited 2/3 of the targeted performance shares granted under the fiscal 2008 to 2010 program and 1/3 of the targeted performance shares granted under the fiscal 2007 to 2009 program per the terms of the performance share plan. If any shares are delivered to participants generally as a result of over-performance against plan targets, he will be eligible for a payment equal to 1/3 of such shares delivered under the fiscal 2008 to 2010 program and 2/3 of such shares delivered under the fiscal 2007 to 2009 program.

2.	One third of these performance shares were earned and distributed in shares of common stock in each of July 2007 and July 2008 to all named executive officers other than Mr. Hawaux (see the “—Interim Opportunity” discussion below). The number of performance shares granted under the fiscal 2007 to 2009 program is greater than that provided under the fiscal 2008 to 2010 program because it was the first cycle of the new program. The Committee viewed a larger grant with interim payout opportunities as appropriate for the first year to provide an effective transition from prior programs and serve as a retention tool.

Specific information about the performance shares follows.

Award Value.  For the first two cycles of the long-term program, the Committee has awarded each named executive officer the targeted number of performance shares shown in the table above. The actual number of shares of common stock that will be issued for each performance share granted is determined based on the company’s performance against financial goals in the areas of growth in earnings before interest and taxes (“EBIT”) and return on average invested capital, after tax (“ROAIC”). The Committee selected these financial metrics because it believes they have a positive impact on stockholder value.

•

We calculate EBIT by adding (a) net interest expense and (b) income tax expense to (c) income from continuing operations. Similar to the MIP, adjustments may be made for restructuring and unusual items.

•

We calculate ROAIC by multiplying EBIT by 1 minus the company’s tax rate. We divide this result by average invested capital. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities. Adjustments may be made for restructuring and unusual items.

For the fiscal 2007 to 2009 performance period, the Committee established a three-year compound EBIT growth target of 6% and three-year average ROAIC target of 10.5%. Results at this level will result in a 100% payout and the total number of performance shares identified in the table above will be paid in shares of common stock. For the fiscal 2008 to 2010 performance period, the Committee established a three-year compound EBIT growth target of 6% and three-year average ROAIC target of 11.6%. Results at this level will result in a 100% payout. In each program cycle, lower levels of combined EBIT growth and ROAIC are rewarded at significantly less than a full payout on the granted performance shares. There is no guaranteed payout in either cycle of the program. In each cycle, the maximum number of shares that may be earned is 300% of the original grant.

In May 2008, the Committee considered the impact on the two outstanding grants of performance shares from the then-pending sale of the company’s Trading and Merchandising reporting segment. The Committee sought to prevent an unintended adverse consequence on participants due to the loss of EBIT from the Trading and Merchandising business. The Committee authorized continued inclusion of the fiscal 2008 earnings from the business in the fiscal 2008 EBIT calculations for the outstanding cycles, notwithstanding that the segment’s results were moved to discontinued operations in connection with the sale. The Committee also authorized the denominator in the fiscal 2008 ROAIC calculations to be reduced by the amount of the net proceeds from the sale. Less significant adjustments applicable to the calculation of fiscal 2009 and 2010 ROAIC were also approved. Subsequent to the closing of the sale, the company began to apply the net proceeds to reduce debt and repurchase shares, thereby lowering the invested capital base.

Interim Opportunity.  The primary goal of the fiscal 2007 redesign of the long-term incentive program was better alignment of the program with the company’s strategic direction. However, as a secondary matter, for the first three-year cycle only, the Committee felt that retention was critically important and therefore approved an interim payout feature in the fiscal 2007 to 2009 performance share grant.

Under the interim payout feature, a payout for fiscal 2007 performance, capped at one-third of the initial target value of the award (i.e., one-third of the total performance share grant shown in the table on the prior page) plus the share equivalent of accumulated dividends, was permitted. The Committee established a one-year EBIT growth target of 3.3%, and one-year ROAIC target of 10.2% for this interim payout. The company achieved these targets for fiscal 2007 (discussed more below) and approved an interim payout in July 2007 for all named executive officers other than Mr. Hawaux. Mr. Hawaux joined the company after the start of fiscal 2007 and although the Committee authorized his participation in the program, he was excluded from this first payout. Instead, he was given the opportunity to earn a distribution of one-half of his initial grant based on cumulative fiscal 2007 and 2008 results.

The interim payout opportunity was again available for fiscal 2008. The targeted performance for an interim payout in fiscal 2008 was achievement of two-year compound EBIT growth of 6%, coupled with two-year average ROAIC of 10.5%. The company achieved these cumulative two-year goals (discussed more below) and an interim payout occurred in July 2008 for all named executive officers, including Mr. Hawaux.

The final payout opportunity will occur at the end of fiscal 2009 based on achievement of the three-year goals.

The fiscal 2008 to 2010 program (approved by the Committee in July 2007) does not contain an interim payout feature. Awards under the fiscal 2008 to 2010 program, if earned, will be paid in shares of stock subsequent to the end of fiscal year 2010.

Fiscal 2007-2008 Performance.  The company has performed well against the performance goals in the first two years of the fiscal 2007 to 2009 performance period. To date, over-performance against both the one and two-year EBIT and ROAIC goals set in connection with the interim payout feature resulted in shares being earned in each of fiscal 2007 and 2008. The following numbers of shares of common stock were issued to the named executive officers: for Mr. Rodkin, 102,892 shares following fiscal 2007 and 106,146 shares following fiscal 2008; for Mr. Hawaux, no shares following fiscal 2007 and 42,140 shares following fiscal 2008; for Mr. Gehring, 16,463 shares following fiscal 2007 and 16,983 shares following fiscal 2008; for Mr. Perez, 24,694 shares following fiscal 2007 and 25,475 shares following fiscal 2008; for Mr. Sharpe, 32,925 shares following fiscal 2007 and 33,966 shares following fiscal 2008; and for Mr. Johnson 32,925 shares following fiscal 2007 and 33,966 shares following fiscal 2008. For individuals other than Mr. Hawaux these totals reflect, each year, one-third of the total target award plus the share equivalent of accumulated dividends. For Mr. Hawaux, the fiscal 2008 total reflects one-half of his total target award plus the share equivalent of accumulated dividends.

The company’s strong fiscal 2007 and 2008 performance versus the program targets created the potential for management to earn above-target payouts over the full program period. However, the three-year targets are cumulative and we cannot guarantee that fiscal 2007 and 2008 performance levels will be sustained. Even if fiscal 2009 performance fails to support further payouts, the shares earned and paid out for fiscal 2007 and 2008 are not subject to forfeiture by the plan participants.

With respect to the fiscal 2008 to 2010 program, no payouts have yet been earned.

Other Award Features.  Awards that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. Dividend equivalents are paid on the portion of performance shares actually earned for the period over which they are earned, and are paid at the regular dividend rate in shares of our stock.

Computing the ‘Stock Awards’ Column.  The “Stock Awards” column of the Summary Compensation Table reflects the entire stock expense (calculated in accordance with generally accepted accounting principles (“GAAP”)) we recorded during fiscal 2008 with respect to stock awards granted to the named executive officers. Due to accounting rules and our current and historical equity programs, we disclose significant amounts of expense for compensation unrelated to fiscal 2008 performance. In some cases, the expense is attributable to awards disclosed in prior year proxy statements. In addition, we disclose a significant amount of expense related to pay based on an estimate of future performance that is not guaranteed. In particular, we note the following (and provide tabular information below):

•

New Long-Term Incentive Program.  As discussed, the performance shares granted for the fiscal 2007 to 2009 performance period provided interim payout opportunities. We will pay the executives for any over-performance of the three-year goals after fiscal 2009. This structure, which is unique to the program for the fiscal 2007 to 2009 cycle, required us to expense (and thus include in the “Stock Awards” column) the following amounts in fiscal 2008 (in accordance with GAAP):

•	the full amount of the performance share awards paid to the named executive officers for fiscal 2008.

•

one-third of the targeted performance shares potentially payable in 2009. Our fiscal 2007 through 2008 performance (which reflected over-performance versus plan financial targets) increases the likelihood that a 2009 payout will occur, but this cannot be guaranteed. We have recognized expense in fiscal 2008 that we may need to reverse if we fail to sustain fiscal 2007 and 2008 performance levels for fiscal 2009.

•

two-thirds of the amount of projected over-performance under the plan (as of the end of fiscal 2008) less one-third of the projected over-performance as of the end of fiscal 2007. Common stock payouts for over-performance will not occur until after fiscal 2009, if at all. We have recognized expense in fiscal 2008 that we may need to reverse if we fail to sustain fiscal 2007 and 2008 performance levels for fiscal 2009.

•

Historical Awards.  Longer-tenured executives with awards earned as much as four years ago have a portion of the associated compensation expense aggregated in their fiscal 2008 “Stock Awards” column, even though these amounts are unrelated to fiscal 2008 performance. For Messrs. Gehring and Johnson, who have been named executive officers in past proxy statements, some of these awards were previously disclosed as compensation.

We provide the following table to quantify these effects. Specifically, this table separates the expense for each named executive officer related to stock-based awards (1) from past years, (2) earned in fiscal 2008 and (3) potentially payable in the future (although not guaranteed). Collectively, these amounts are shown in the “Stock Awards” column of the Summary Compensation Table.

Named Executive Officer	FY08 Expense Related to Pre-Fiscal 2008 Awards ($)	FY08 Expense Related to Awards Earned for Fiscal 2008 Performance ($) (1)	FY08 Expense Related to Projected Future Payouts ($) (2)	Total FY08 Expense Reported in “Stock Awards” Column ($)
Gary M. Rodkin	—	2,200,000	2,556,417	4,756,417
Andre J. Hawaux	84,500	1,015,000	941,738	2,041,238
John F. Gehring	472,043	352,000	409,027	1,233,070
Peter M. Perez	216,344	528,000	613,540	1,357,884
Robert F. Sharpe, Jr.	—	704,000	818,053	1,522,053
Former Executive Officer
Owen C. Johnson	644,036	704,000	404,034	1,752,070

1.	This column reflects the interim payout on the performance share component of the fiscal 2007 to 2009 long-term program. Dividend equivalents are also paid on earned shares.

2.	This column reflects the performance share program for both the fiscal 2007 to 2009 and fiscal 2008 to 2010 cycles, including the expense impact of the program changes relating to the Trading and Merchandising sale. For the fiscal 2007 to 2009 cycle, it includes (a) one-third of the target amount potentially payable in 2009 and (b) two-thirds of the over-performance projected as of the 2008 fiscal year end less one-third of the projected over-performance as of the end of fiscal 2007. For the fiscal 2008 to 2010 cycle, it includes one-third of the projected amount potentially payable in 2010. At the end of fiscal 2008 and in each case based upon results to date and projections of future performance, we were incurring expense at 180% of target for the fiscal 2007 to 2009 cycle and at 110% of target for the fiscal 2008 to 2010 cycle. Sustained performance at high levels is not guaranteed and thus these amounts could be reversed in future periods. Future performance could also act to increase the awards as a percent of target and increase future year expense. For Mr. Hawaux, this also includes fiscal 2008 expense related to a restricted stock grant made as part of his hiring that vests over the three-year period ending in December 2010.

Other Fiscal 2008 Compensation.

Discretionary Bonus.  The Committee may choose to approve a sign-on or discretionary bonus for a senior officer if it is deemed necessary as a recruitment tool or to recognize extraordinary performance (shown in the “Bonus” column of the Summary Compensation Table). No such bonuses were awarded in fiscal 2008.

Retirement and Health and Welfare Programs.  We offer a package of core employee benefits to our employees, including our named executive officers. This includes health, dental and vision coverage, life insurance and disability insurance. The company and employee participants share in the cost of these programs. With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers participate in these plans.

Some of the named executive officers are also able to participate in a non-qualified pension plan, non-qualified 401(k) plan and deferred compensation plan. The non-qualified pension and 401(k) plans permit us to pay retirement benefits to certain named executive officers in amounts that exceed the limitations imposed by the Internal Revenue Code under qualified plans. With respect to the non-qualified pension plan, our employment agreements with Messrs. Rodkin and Sharpe provide that, subject to service requirements and various exceptions, years of service for purposes of calculating benefits will be credited at a three-for-one rate until the executive has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million.

The deferred compensation plan allows the named executive officers to defer receipt of up to 50% of their cash compensation. The program permits executives to save for retirement in a tax-efficient way at minimal cost to the company. Executives who participate in the program are not entitled to above-market (under SEC definitions) or guaranteed rates of return on their deferred funds.

We show contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2008” and “Non-Qualified Deferred Compensation – Fiscal 2008.”

In July 2007, Mr. Johnson announced his intent to retire from ConAgra Foods effective July 1, 2008. The specific terms of his retirement can be found under the heading “Potential Payments Upon Termination or Change of Control.”

Perquisites.  The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances. The incremental cost to the company of providing these benefits is included in the “All Other Compensation” column of the Summary Compensation Table. Specific benefits and arrangements with Messrs. Rodkin and Sharpe are summarized here.

Mr. Rodkin’s employment agreement with the company entitled him to receive assistance with the sale and purchase of a residence, commuter travel to/from our corporate headquarters (until August 31, 2007), apartment housing and local transportation reimbursement in Omaha, Nebraska (until August 31, 2007), and full tax gross-up (excluding the gain on the sale of a home) for these relocation benefits. In May 2007, at Mr. Rodkin’s request in light of his approaching relocation to Omaha, Nebraska, the company ceased providing him with apartment housing in Omaha, as well as the related tax gross-up.

The Committee has determined it appropriate to cover Mr. Rodkin by our security policy. As a result, he is required to take corporate aircraft for all business and personal air transportation. To offset the incremental cost to the company of Mr. Rodkin’s personal use of corporate aircraft, the company has entered into an aircraft timeshare agreement with Mr. Rodkin. Under the Board-approved agreement, Mr. Rodkin is responsible for reimbursing the company, in cash, an amount approximately equal to the variable cost of operating the aircraft for each personal flight he takes.

The Committee also authorized a timeshare agreement for Mr. Sharpe. Mr. Sharpe is required to reimburse the company, in cash, an amount approximately equal to the variable cost of operating the aircraft for each personal flight he takes.

Change of Control / Severance Benefits.  We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments upon Termination or Change of Control.”

We have also adopted a broad severance plan applicable at the discretion of the company to most salaried employees, including the named executive officers. In some circumstances, we have supplemented this plan with specific severance arrangements with our named executive officers. Our existing severance arrangements with the named executive officers, including the specific terms of Mr. Johnson’s retirement are described under the heading “Potential Payments Upon Termination or Change of Control.”

What are the Committee’s Views on Executive Stock Ownership?

The Committee has adopted stock ownership guidelines for the company’s senior officers because it believes that management stock ownership causes alignment with stockholder interests. The number of shares of ConAgra Foods common stock that our named executive officers are required to hold is set at a multiple of their salary and increases with greater responsibility within the company. The named executive officers have a reasonable period of time after appointment to reach the set level. Shares personally acquired by the executive through open market purchases or through our 401(k) plan or employee stock purchase plan, as well as restricted stock units, restricted shares and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither stock options nor performance shares are counted. The following table reflects ownership as of August 1, 2008.

Named Executive Officer (1)	Stock Ownership Requirement (% of salary)	Actual Ownership (% of salary) (2)
Gary M. Rodkin	600%	1,086%
Andre J. Hawaux	400%	358%
John F. Gehring	200%	584%
Peter M. Perez	300%	387%
Robert F. Sharpe, Jr.	400%	390%

1.	Mr. Johnson is intentionally omitted from this table.

2.	Based on the average daily price of our stock for the 12-months ended August 1, 2008 ($23.47) and executive salaries in effect on August 1, 2008.

What are the Committee’s Practices Regarding the Timing of Equity Grants?

We do not backdate options or grant stock options retroactively. We do not coordinate grants of stock options with disclosures of positive or negative information. All stock options are granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting. When management proposes a merit award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regular, quarterly Committee meeting. In the event management proposes a sign-on grant for a senior officer and a decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be the first trading day of the month on or following the officer’s date of hire.

What are the Key Tax and Accounting Implications of the Committee’s Compensation Decisions?

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s CEO or any of the company’s three other most highly compensated executive officers, other than the Chief Financial Officer, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements for “qualifying performance-based” compensation under the tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance criteria approved by our stockholders.

The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully deductible. However, the Committee may occasionally make payments or grants of equity that are not fully deductible if, in its judgment, those payments or grants are needed to achieve overall compensation objectives.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the Committee recommended to the Board of Directors that the company’s Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2008.

ConAgra Foods, Inc. Human Resources Committee

John T. Chain, Jr.

Steven F. Goldstone

Ruth Ann Marshall

Ronald W. Roskens

Kenneth E. Stinson, Chair

Summary Compensation Table

The amounts set forth in the following Summary Compensation Table and Grants of Plan Based Awards table for Messrs. Rodkin, Hawaux and Sharpe are based in part on written agreements in place between ConAgra Foods and each of these individuals. The impact of these agreements on the various elements of compensation reported in these tables is incorporated into the “Compensation Discussion & Analysis.” The termination and severance benefit provisions of these agreements are described under the heading “Potential Payments Upon Termination or Change of Control.”

On July 18, 2007, the company entered into a Transition Agreement with Mr. Johnson related to his July 1, 2008 retirement. Under the agreement, Mr. Johnson agreed to serve the company until his retirement and work a reduced schedule at 50% of his prior salary beginning July 30, 2007. Until his July 1, 2008 retirement, Mr. Johnson’s outstanding equity and restricted cash awards continued to vest (in accordance with plan provisions) and he continued to receive all health and welfare benefits available to senior company executives. Upon his retirement, Mr. Johnson’s equity and restricted cash awards became exercisable or vested in accordance with plan provisions related to retirement. He received standard retirement benefits under all applicable plans, although in accordance with the terms of his hiring arrangement, his credited years of service under the Non-Qualified Pension reflected 25.2 years of service with the company, versus his 10.1 years of actual service through July 1, 2008. The Transition Agreement also confirmed Mr. Johnson’s 2008 MIP target at 100% of salary actually received, and his participation in the 2008 to 2010 long-term incentive program on a reduced basis. The impact of this agreement is reflected in the table below.

In connection with our disposition of the Trading and Merchandising reporting segment shortly after the fiscal year end, the Committee approved an adjustment for use in connection with the calculation of fiscal 2008 EBIT and ROAIC in the fiscal 2007 to 2009 and fiscal 2008 to 2010 cycles. The adjustment was treated as a material modification to these awards. The net impact of the modification was an increase of approximately $1.3 million in fiscal 2008 total compensation expense recorded for accounting purposes for the named executive officers, in aggregate.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2) (4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total Compensation ($)
Gary M. Rodkin	2008	1,000,000	—	4,756,417	3,457,150	1,800,000	1,424,127	297,526	12,735,220
CEO and President	2007	1,000,000	—	5,572,974	2,656,737	3,600,000	1,099,253	343,247	14,272,211
Andre J. Hawaux (1)	2008	483,173	—	2,041,238	546,278	525,000	62,705	147,489	3,805,883
EVP and CFO	2007	242,308	135,000	875,421	226,403	810,000	7,178	300,482	2,596,792
John F. Gehring	2008	400,000	—	1,233,070	342,894	345,600	33,903	35,682	2,391,149
SVP, Controller	2007	400,000	—	1,465,535	231,888	576,000	42,077	18,755	2,734,255
Peter M. Perez	2008	410,000	—	1,357,884	459,502	295,200	14,462	20,877	2,557,925
EVP, Human Resources
Robert F. Sharpe, Jr. (1)	2008	662,019	—	1,522,053	1,099,838	725,000	601,416	175,027	4,785,353
EVP, External Affairs and President, Commercial Foods	2007	600,000	150,000	1,783,352	896,062	1,200,000	399,717	112,797	5,141,928
Former Executive Officer
Owen C. Johnson (1)	2008	293,269	—	1,752,070	638,601	263,900	493,947	40,645	3,482,432
Former EVP, Chief Administrative Officer	2007	500,000	—	2,799,298	463,776	900,000	716,972	42,489	5,422,535

1.	Mr. Hawaux joined the company mid-fiscal 2007. Mr. Sharpe served as Executive Vice President, Legal and External Affairs during fiscal 2008. Subsequent to fiscal year-end, he became Executive Vice President, External Affairs and President, Commercial Foods. Mr. Johnson ceased to be an executive officer on July 31, 2007 and retired on July 1, 2008.

2.	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes, computed in accordance with GAAP, including SFAS No. 123R. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2008, those assumptions can be found in footnote 13 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2008. For information on the valuation assumptions for grants made prior to fiscal 2008, refer to the note on Share-Based Payments in the company’s financial statements contained in our Annual Report on Form 10-K for each respective fiscal year-end.

3.	For each executive, the majority of the fiscal 2008 expense relates to performance shares granted under our long-term incentive program for the fiscal 2007 to 2009 and fiscal 2008 to 2010 performance periods. The value of actual payouts to the named executive officers (which are made in shares of stock) may be more or less than the amount shown depending on our ability to achieve the underlying performance targets over the full three-year program terms. If we fail to achieve the performance goals associated with the performance shares, portions of this expense would be reversed in accordance with GAAP, including SFAS No. 123R. Also included in this column is current year expense for prior year stock-based awards. For longer-tenured executives Messrs. Gehring, Perez and Johnson, amounts include expense for grants made in 2003 and/or 2004.

4.	Similar to the “Stock Awards” column, this column includes compensation expense related to fiscal 2008 and prior year stock option grants, including grants that were part of new hire agreements.

5.	Amounts reflect awards earned under the fiscal 2008 MIP discussed in our “Compensation Discussion & Analysis.”

6.	During fiscal 2008, the company changed its pension plan measurement date used for financial statement reporting purposes (the “measurement date”) from the last day in February to the last day of the fiscal year. For fiscal 2007, the measurement date was February 28, 2007. The measurement date for fiscal 2008 was May 25, 2008. Amounts shown here reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our defined benefit pension plan assuming a 12-month (and not a 15-month) period. Amounts for the full 15-month period are as follows: Mr. Rodkin, $1,799,594; Mr. Hawaux, $78,611; Mr. Gehring, $47,658; Mr. Perez, $19,438; Mr. Sharpe, $757,730; and Mr. Johnson, $626,037. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans.

7.	The components of fiscal 2008 “All Other Compensation” are as follows:

Named Executive Officer	Perquisites and Personal Benefits (a)									Company Contribution to Defined Contribution Plans ($)(6)		Tax Reimburse- ments ($)(7)		Group Term Life Insurance ($)(8)
	Relocation Related Housing ($)(1)		Relocation Related Ground Transpor- tation ($)(2)		Relocation Expenses ($)(3)		Personal Use of Company Aircraft ($)(4)	Exec Physical / Security Costs / Home Office ($)(5)
Gary M. Rodkin		(b)		(b)		(b)	98,215	35,353	(b)	138,200			(b)		(b)
Andre J. Hawaux						(b)	28,816		(b)	41,164		56,247			(b)
John F. Gehring									(b)	29,280					(b)
Peter M. Perez									(b)		(b)		(b)		(b)
Robert F. Sharpe, Jr.							111,763			58,362					(b)
Former Executive Officer
Owen C. Johnson									(b)	35,915					(b)

(a)	All amounts shown are valued at the incremental cost to the company of providing the benefit. With respect to personal use of company aircraft (Column (4)), this amount includes fuel, maintenance, landing and parking fees, crew travel expenses, catering and supplies. However, it excludes fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, insurance and flight crew salaries). Messrs. Rodkin and Sharpe are each party to an aircraft time sharing agreement with the company under which they reimburse the company, in cash, for the cost of fuel and incidentals such as landing and parking fees, crew travel expenses and catering costs of personal flights. The amounts shown for Messrs. Rodkin and Sharpe in Column (4) reflect this offset to the company’s incremental cost.

(b)	For Columns (1) through (5), inclusive, indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $25,000. For Columns (6) through (8), inclusive, indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $10,000. The dollar value shown in Column (5) for Mr. Rodkin relates to home office costs; the other benefits identified in that Column were provided to Mr. Rodkin at an aggregate incremental cost to the company of less than $25,000.

Grants of Plan Based Awards – Fiscal 2008

The following table sets forth information on grants of plan-based awards (equity and non-equity) during the last fiscal year to the named executive officers. All grants were made under the stockholder-approved ConAgra Foods 2006 Stock Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securi- ties Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Thres- hold ($)	Target ($)	Max -imum ($)	Thres- hold (#)	Target (#)	Max- imum (#)
Gary M. Rodkin	7/17/07		2,000,000	4,000,000							N/A
	7/17/07					100,000	300,000				2,680,000
	7/17/07							0	500,000	26.80	2,211,850
Andre J. Hawaux	7/17/07		525,000	1,050,000							N/A
	7/17/07					32,000	96,000				857,600
	7/17/07							0	160,000	26.80	707,792
John F. Gehring	7/17/07		320,000	640,000							N/A
	7/17/07					16,000	48,000				428,800
	7/17/07							0	80,000	26.80	353,896
Peter M. Perez	7/17/07		328,000	656,000							N/A
	7/17/07					24,000	72,000				643,200
	7/17/07							0	120,000	26.80	530,844
Robert F. Sharpe, Jr.	7/17/07		675,000	1,350,000							N/A
	7/17/07					32,000	96,000				857,600
	7/17/07							0	180,000	26.80	796,266

Former Executive Officer
Owen C. Johnson	7/17/07		293,269	586,538							N/A
	7/17/07					32,000	96,000				857,600
	7/17/07							0	53,333	26.80	235,929

1.	Amounts reflect grants made under the fiscal 2008 MIP discussed in our “Compensation Discussion & Analysis.” Actual payouts earned under the program for fiscal 2008 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There was no threshold payout in this plan.

2.	Amounts reflect the three-year performance shares granted under our long-term incentive program for the fiscal 2008 to 2010 performance period. The award, including any above-target payout, is earned based on our cumulative performance for the three fiscal years ending in May 2010. Mr. Johnson forfeited 21,334 of his targeted shares on his July 1, 2008 retirement; accordingly, his maximum estimated future payout was reduced by 64,002 shares. The amount of compensation expense recognized by the company in fiscal 2008 for these awards (computed in accordance with SFAS No. 123R) is included in the “Stock Awards” column of the Summary Compensation Table. There is no threshold payout in this plan.

3.	Reflects the option awards granted pursuant to the long-term incentive program.

4.	Amounts are computed in accordance with SFAS No. 123R.

Options Exercised and Stock Vested – Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1) (2)	Value Realized on Vesting ($)
Gary M. Rodkin	—	—	100,000	2,338,000
Andre J. Hawaux	—	—	40,000	935,200
John F. Gehring	—	—	24,215	566,147
Peter M. Perez	—	—	29,000	667,770
Robert F. Sharpe, Jr.	—	—	32,000	748,160
Former Executive Officer
Owen C. Johnson	57,640	137,489	64,860	1,516,427

1.	Includes shares earned for cumulative fiscal 2007 and 2008 performance under the fiscal 2007 to 2009 performance share plan. For the executives other than Mr. Hawaux, up to one-third of the target award made under this tranche of the long-term program could be earned and paid-out for fiscal 2008 based on actual performance over the fiscal 2007 to fiscal 2008 performance period. For Mr. Hawaux, who joined the company after the start of fiscal 2007 and was thus ineligible for a payout after fiscal 2007, up to one-half of his target award could be earned and paid-out for cumulative fiscal 2007 to fiscal 2008 performance based on actual results. The applicable targets under the plan were achieved and the interim payments to all named executive officers made. Under the plan terms, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers as a result of this dividend equivalent feature (and not shown in this table) were: 6,146 shares for Mr. Rodkin; 2,205 shares for Mr. Hawaux; 983 shares for Mr. Gehring; 1,475 shares for Mr. Perez; and 1,966 shares for each of Messrs. Sharpe and Johnson.

2.	For Messrs. Gehring and Johnson, also includes shares acquired upon the vesting of stock awards granted in 2003 under a prior long-term incentive plan. For Mr. Perez, also includes shares acquired upon vesting of a restricted stock grant he received in 2004, when hired.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2008

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Gary M. Rodkin	700,000	300,000	22.83	8/30/2015
	336,000	144,000	22.72	5/25/2016
	350,000	150,000	22.00	7/12/2013
	200,000	300,000	26.80	7/16/2014
							700,000	16,366,000
							300,000	7,014,000
Andre J. Hawaux	56,000	24,000	25.76	11/30/2013
	40,000	60,000	25.76	11/30/2013
	64,000	96,000	26.80	7/16/2014
					10,000	233,800
							200,000	4,676,000
							96,000	2,244,480
John F. Gehring	20,000	0	24.19	2/13/2012
	8,883	0	25.36	7/11/2012
	80,000	0	23.14	7/24/2015
	56,000	24,000	22.00	7/12/2013
	32,000	48,000	26.80	7/16/2014
					57,766	1,350,569
							112,000	2,618,560
							48,000	1,122,240
Peter M. Perez	70,000	0	26.17	2/11/2014
	80,000	0	23.14	7/24/2015
	84,000	36,000	22.00	7/12/2013
	48,000	72,000	26.80	7/16/2014
					13,883	324,585
							168,000	3,927,840
							72,000	1,683,360
Robert F. Sharpe, Jr.	210,000	90,000	21.51	11/30/2015
	112,000	48,000	22.72	5/25/2016
	112,000	48,000	22.00	7/12/2013
	72,000	108,000	26.80	7/16/2014
							224,000	5,237,120
							96,000	2,244,480
Former Executive Officer
Owen C. Johnson	40,000	0	25.8750	7/9/2008
	5,000	0	28.3125	9/23/2008
	20,192	0	25.5625	7/29/2009
	125,000	0	22.00	9/26/2011
	101,520	0	25.36	7/11/2012
	160,000	0	23.14	7/24/2015
	112,000	48,000	22.00	7/12/2013
	53,333	0	26.80	7/16/2014
					35,532	830,738
							224,000	5,237,120
							96,000	2,244,480

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the date of grant. The vesting schedule for options that were outstanding but unexercisable at fiscal year end is as follows:

	Unexercisable at FYE	Vesting Schedule			Unexercisable at FYE		Vesting Schedule
		# of Shares	Vesting Date				# of Shares	Vesting Date
Rodkin	300,000	All	05/31/09	Perez	36,000		All	05/31/09

	144,000	All	05/31/09		72,000		36,000	05/31/09

	150,000	All	05/31/09				36,000	05/30/10

	300,000	150,000	05/31/09
		150,000	05/30/10

				Sharpe	90,000		All	05/31/09

Hawaux	24,000	All	05/31/09		48,000		All	05/31/09

	60,000	30,000	12/01/08		48,000		All	05/31/09

		30,000	12/01/09		108,000		54,000	05/31/09

	96,000	48,000	5/31/09				54,000	05/30/10
		48,000	5/30/10
				Former Executive Officer:
Gehring	24,000	All	05/31/09	Johnson	48,000	*	All	05/31/09

	48,000	24,000	05/25/09	* Forfeited upon his July 1, 2008 retirement.
		24,000	05/30/10

2.	The vesting schedule for stock awards that were outstanding but unvested at fiscal year-end is as follows:

	Unvested at FYE	Vesting Schedule			Unvested at FYE	Vesting Schedule
		# of Shares	Vesting Date			# of Shares	Vesting Date
Hawaux	10,000	All	12/01/09	Former Executive Officer:
				Johnson	35,532*	All	05/31/09
Gehring	20,000	All	05/06/09	* 7,106 of these shares forfeited on July 1, 2008.

	17,766	All	05/31/09

	20,000	All	12/02/09

Perez	5,000	All	02/12/09

	8,883	All	05/31/09

3.	The market value of unvested stock and unearned shares is calculated using $23.38 per share, which is the closing market price of our common stock on the NYSE on the last trading day of the fiscal year.

4.	Reflects, as of May 25, 2008, the maximum number of shares that could be earned under the fiscal 2007 to 2009 performance share plan and, on a separate line, the maximum number of shares that could be earned under the fiscal 2008 to 2010 performance share plan. The remaining shares under the fiscal 2007 to 2009 cycle will be distributed, if earned, following fiscal 2009. Shares earned under the fiscal 2008 to 2010 cycle will be distributed, if earned, following fiscal 2010. Upon his July 1, 2008 retirement, Mr. Johnson forfeited 32,000 of the shares reflected here from the fiscal 2007 to 2009 cycle, and 21,333 of the shares reflected here from the fiscal 2008 to 2010 cycle.

Pension Benefits – Fiscal 2008

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees (the “Qualified Pension”). Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Mr. Hawaux joined the company after June 1, 2004 and was automatically enrolled in option (B). Messrs. Gehring, Perez and Johnson were employed prior to June 1, 2004 and each elected option (A). Although Mr. Rodkin and Mr. Sharpe are enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), their employment agreements entitle them to a total pension benefit equal to the option (A) calculation. Any difference between the option (A) and (B) pension benefits would be provided to them through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•

A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•

A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in a benefit once they have five years of vesting service with the company. Benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any of the named executive officer would receive. Mr. Johnson is the only named executive officer who was eligible for early retirement during fiscal 2008.

The named executive officers also participate in a supplemental retirement plan (referenced in the table below as the “Non-Qualified Pension”). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Internal Revenue Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. Employees eligible to participate in the Non-Qualified Pension are those who are impacted by the statutory limits. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Mr. Rodkin’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million.

However, if Mr. Rodkin terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Rodkin voluntarily terminates employment with the company or retires prior to August 31, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit.

Mr. Sharpe’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. However, if Mr. Sharpe terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Sharpe voluntarily terminates employment with the company or retires prior to November 7, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause” he will forgo all benefits under the Non-Qualified Pension.

Mr. Johnson is entitled to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a rate that began to adjust annually following his 57th birthday. At the pension plan measurement date used for fiscal 2008 financial statement purposes and the table below, this resulted in years of service credited at an approximately 2.4-for-one rate. At his retirement on July 1, 2008, it resulted in years of service credited at a 2.5-for-one rate.

The Human Resources Committee has offered extra years of credited service under the Non-Qualified Pension sparingly when deemed appropriate as a hiring incentive. The Committee prefers not to use this incentive and in more recent executive hires has not offered it.

Pension Benefits – Fiscal 2008

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3) (4)
Gary M. Rodkin	Qualified Pension	2.7	42,578
	Non-Qualified Pension	8.2	3,354,119

Andre J. Hawaux	Qualified Pension	1.5	13,988
	Non-Qualified Pension	1.5	71,801

John F. Gehring	Qualified Pension	6.4	58,701
	Non-Qualified Pension	6.4	144,601

Peter M. Perez	Qualified Pension	4.5	68,291
	Non-Qualified Pension	4.5	22,128

Robert F. Sharpe, Jr.	Qualified Pension	2.6	39,892
	Non-Qualified Pension	7.7	1,161,316

Former Executive Officer
Owen C. Johnson	Qualified Pension	9.9	278,330
	Non-Qualified Pension	23.9	3,586,413

1.	“Qualified Pension” refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and “Non-Qualified Pension” refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2008.

2.	The number of years of credited service is as of May 25, 2008, the pension plan measurement date used for financial statement reporting purposes.

3.	As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 2.7 years of actual service, Mr. Sharpe had 2.6 years of actual service and Mr. Johnson had 9.9 years of actual service. Each of these executives is party to an agreement with the company in which his credited years of service for purpose of the Non-Qualified Pension is enhanced. Mr. Rodkin and Mr. Sharpe’s service is credited at a rate of three years for each one year of service. At the pension plan measurement date, Mr. Johnson’s service was being credited at a rate of approximately 2.4 years for each one year of service. The resulting augmentation in benefits at May 25, 2008 due to these provisions is, for Mr. Rodkin, Mr. Sharpe and Mr. Johnson, respectively, $2,545,240 (5.5 additional years), $891,729 (5.1 additional years) and $2,405,552 (14 additional years).

4.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are set forth in footnote 18 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2008.

Non-Qualified Deferred Compensation – Fiscal 2008

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2008. The amounts shown include company contributions into our non-qualified 401(k) plan (the “Non-Qualified CRISP”) and for Mr. Rodkin and Mr. Hawaux, employee contributions into our voluntary deferred compensation plan (the “Voluntary Deferred Comp” plan).

The Non-Qualified CRISP is a benefit provided to certain of the named executive officers and other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Plan, the company will match the first 50% of the first 6% of pay the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of pay the employee contributes to the plan. However, the Internal Revenue Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the contribution eligible to be made to the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on December 31st. The value of each account is automatically linked to the value of our common stock. Account values are updated quarterly based on the closing market price of our common stock on the NYSE on such day.

We will distribute account balances in cash and in the same manner that a participant has elected to receive the distribution of his or her qualified 401(k) plan balance.

The Voluntary Deferred Comp plan allows employees (including the named executive officers) whose salary is $125,000 or more per year, to defer receipt of 5% to 50% of their salary and up to 50% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate), investment alternatives mirroring those in our qualified 401(k) plan or a ConAgra Foods stock account. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of ConAgra Foods common stock. Amounts invested in one or more of the alternative investments are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with Internal Revenue Service requirements.

For amounts deferred prior to 2005, participants who are not retiring or eligible for early retirement under the Qualified Pension are required to take an account distribution in a lump sum payment in the year of termination. If the participant retires or departs when early retirement eligible under the Qualified Pension, the account will be distributed in equal annual installments over 10 years. For amounts deferred in or after 2005, participants meeting age and account balance requirements may elect to receive a distribution in installments. Failing to meet these requirement results in a lump sum distribution. All participants may make a hardship withdrawal under certain circumstances.

Non-Qualified Deferred Compensation – Fiscal 2008

Name	Plan (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Gary M. Rodkin	Non-Qualified CRISP	—	129,000	(6,441)	182,223
	Voluntary Deferred Comp	1,800,000	—	(220,717)	2,789,725
Andre J. Hawaux	Non-Qualified CRISP	—	28,887	(976)	29,575
	Voluntary Deferred Comp	502,933	—	7,288	571,398
John F. Gehring	Non-Qualified CRISP	—	22,530	(1,814)	48,393
Peter M. Perez	Non-Qualified CRISP	—	—	—	—
Robert F. Sharpe, Jr.	Non-Qualified CRISP	—	50,542	(2,556)	72,142

Former Executive Officer
Owen C. Johnson	Non-Qualified CRISP	—	32,077	(7,399)	184,930
	Voluntary Deferred Comp	—	—	(1,115)	19,242

1.	“Non-Qualified CRISP” refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and “Voluntary Deferred Comp” refers to the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan.

2.	All amounts are included in the “All Other Compensation” column of the Summary Compensation Table. These amounts, together with the company’s match on executive contributions to the qualified 401(k) plan, are disclosed in the column labeled “Company contribution to defined contribution plans” in the table included as footnote 7 to the Summary Compensation Table.

3.	Our deferred compensation plans do not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table.

4.	Amounts shown in the Summary Compensation Table for fiscal 2007 included the following company contributions to the Non-Qualified CRISP: Mr. Rodkin, $51,200; Mr. Hawaux, $1,817; Mr. Gehring, $12,900; Mr. Sharpe, $22,769; and Mr. Johnson, $17,400.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the event occurred on the last day of our 2008 fiscal year – May 25, 2008. Other key assumptions used in compiling the tables are set forth immediately preceding them. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.

Severance Plan

We maintain a severance pay plan that provides severance benefit guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Because of individual agreements with the other named executive officers, only Messrs. Gehring and Perez are potentially covered by the plan. Under the plan, the severance plan guidelines for individuals with base pay at or above

$250,000 per year are payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon the former employee finding new employment, it is appropriate for the company to provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he is entitled to receive a severance payment under a change of control agreement (described below). The tabular disclosure provided at the end of this section assumes application of these guidelines for Messrs. Gehring and Perez in the “Involuntary Term Not for Cause or With Good Reason” scenario.

Messrs. Rodkin, Sharpe and Hawaux’s severance benefits would be paid in accordance with their agreements with the company, and not the severance pay plan.

Agreements with Named Executive Officers

ConAgra Foods is party to employment agreements with Messrs. Rodkin and Sharpe and a letter agreement with Mr. Hawaux. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, profit sharing, 401(k) and welfare benefit plans and other benefit programs and arrangements. The impact of these agreements on the fiscal 2008 compensation we report for Messrs. Rodkin, Sharpe and Hawaux is addressed in the “Compensation Discussion & Analysis.” The agreements also address these executives’ severance benefits and right to participate in the company’s change of control benefit program.

Mr. Rodkin and Mr. Sharpe.  Many of the severance benefit provisions of our agreements with Messrs. Rodkin and Sharpe are similar. They can be summarized as set forth in the following table. The references to “2010” in this table are references to August 31, 2010 for Mr. Rodkin and November 7, 2010 for Mr. Sharpe, which represents the fifth anniversary of their employment agreements, respectively.

The definition of “Cause” in both agreements is action by the executive involving (1) willful malfeasance having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of the agreement to perform his duties when that refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in these agreements means (1) assignment of duties materially inconsistent with the executive’s position, (2) removal from the executive’s position, (3) reduction of the executive’s salary or annual target bonus in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that the executive be based at any office or location other than Omaha, Nebraska. Mr. Rodkin’s agreement further defines “Good Reason” as failing to nominate him to our Board. Mr. Sharpe’s agreement further defines “Good Reason” as changing his reporting relationship to other than the CEO or Chairman.

	For Cause	Involuntary w/o Cause or Voluntary w/ Good Reason	Voluntary w/o Good Reason	Retirement	Death or Disability
Salary	Paid through month of termination	Paid through month of termination, plus 24 additional months	Paid through month of termination	Paid through month of termination	Paid through month of the event
Annual Incentive Plan	Not eligible for a payment	Paid pro-rated award for the year of termination based on our actual results. Paid target bonus for the next two years.	Not eligible for a payment	If approved by the Human Resources Committee, a pro-rated award may be paid	Paid an amount equal to the greater of target and actual bonus for the year of the event

	For Cause	Involuntary w/o Cause or Voluntary w/ Good Reason	Voluntary w/o Good Reason	Retirement	Death or Disability
Long-Term Incentive Plan (Performance Shares)	Unvested performance shares are forfeited	“Retirement” treatment applies	If before 2010, all performance shares not yet settled are forfeited; after 2010, “Retirement” treatment applies	Performance shares earned based on our actual results are paid, but pro-rated for the full years of completed service	“Retirement” treatment applies
Stock Options	Options terminate; all unexercised options lapse	“Death or Disability” treatment applies	If before 2010, options vested at the time of term remain exercisable for 90 days; if after 2010, full vesting of all options and they remain exercisable for the remainder of their terms	Options vested at the time of retirement may be exercised for three years post-retirement	Full vesting of all options; they remain exercisable for the remainder of their terms

Non-Qualified CRISP	No benefits paid	Account balance paid in a lump sum when a distribution of the Qualified CRISP balance is made	“Retirement” treatment applies	If before 2010 and not Board approved, benefits forfeited. Otherwise, account balance paid in a lump sum when a distribution of the Qualified CRISP balance is made	Account balance paid in a lump sum when a distribution of the Qualified CRISP balance is made

Non-Qualified Pension	No benefits paid	See discussion on pages 36 to 39. Benefit will take into account an additional 24 months of service at the salary and target bonus in effect at the time of termination	See discussion on pages 36 to 39	See discussion on pages 36 to 39	See discussion on pages 36 to 39

Health and Welfare Benefits	Benefits paid according to plan provisions	Two years of coverage for executive and dependents unless become entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” benefits also available	If before 2010, benefits paid according to plan provisions. After 2010, “Retirement” treatment applies	Until executive and spouse attain age 65, they and their covered dependents are entitled to COBRA-equivalent medical coverage, at own expense	“Retirement” treatment applies

Each agreement provides the executive the right to participate in our change of control benefits programs as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreements also provide that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to these employment agreements may terminate the agreement at any time. In each case, the executive has agreed to non-competition, non-solicitation and confidentiality provisions.

Mr. Hawaux.  Under Mr. Hawaux’s agreement with the company, he is provided with a severance benefit equal to 24 months of salary continuation. This amount is payable only in the event of termination for reasons other than cause or a change of control of the company. Cause is not defined. With respect to a termination related to a change of control of the company, Mr. Hawaux’s severance would be governed by the change of control agreements described below.

Annual Incentive Plan

Subject to the following (or an employment agreement with the company), a participant in the annual incentive plan (the MIP) must be an active employee, in good standing, at the time incentive awards are paid, or he or she forfeits the award. The following plan terms govern the impact of specific separation events not covered by an individual employment agreement:

•

Involuntary termination due to position elimination:  If a participant’s position is eliminated during the fourth quarter of the fiscal year, he or she would be eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year.

•	Termination due to retirement or disability: Discretion has been retained to pay a pro-rated award to a participant who has retired or become disabled during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control. Messrs. Rodkin, Sharpe and Hawaux’s severance benefits are paid in accordance with their agreements with the company.

Long-Term Incentive Plan

The following plan terms govern the impact of a separation from the company on the performance shares granted for the fiscal 2007 to 2009 and fiscal 2008 to 2010 performance periods:

•

Termination for any reason other than death, disability or retirement:  The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The Human Resources Committee has the discretion to pay out some or all of the forfeited performance shares if it deems the action appropriate and in the best interests of the company.

•

Termination due to disability or retirement:  Earned but unpaid performance shares are paid out as soon as reasonably practicable after the termination based on our actual performance for the performance period ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

•

Termination due to death:  A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the full number of years in the performance period that the employee was employed (e.g., upon a June 15, 2008 death, a participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2007 to 2009 award and one-third of the total fiscal 2008 to 2010 award).

•

Upon a change of control, the Board or Human Resources Committee may exercise its discretion to pay a participant all or a portion of the outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Outstanding Equity and Restricted Cash Awards

The following terms govern the impact of a separation from the company on outstanding equity and restricted cash awards:

•	Termination for any reason other than death, disability or retirement:

•	Options: The participant forfeits all options unvested at the date of termination and he or she would have 90 days to exercise vested options.

•

Restricted stock and RSUs:  Our restricted stock and restricted stock unit agreements have historically provided for cliff-vesting on the third or fifth anniversary of the grant date. Until early fiscal 2008, these awards also typically included a pro-rata vesting feature in the event of termination, not for cause, prior to the cliff-vesting date. In recent grants, the company eliminated the pro-rata vesting feature and recipients would forfeit the awards upon termination.

•

Restricted cash:  Restricted cash awards (which have not be made in recent years) cliff-vest on the fifth anniversary of the grant date, with a pro-rata vesting feature in the event of termination, not for cause, prior to the cliff-vesting date.

•	Termination due to disability:

•	Options and RSUs: The participant forfeits all options and (subject to the pro-rata feature described above) restricted stock units granted that have not vested at the date of termination.

•	Restricted stock and restricted cash: All unvested awards would automatically vest.

•

Termination due to death or normal retirement: All unvested options, restricted stock awards, restricted stock units and restricted cash awards would automatically vest and, in the case of options, remain exercisable for three years following termination. Upon an early retirement, the three-year exercise period for options would apply unless the Human Resources Committee eliminated or shortened it, but only as to those options exercisable upon the early retirement.

Each of the agreements evidencing outstanding awards of restricted stock, restricted stock units, restricted cash and stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Messrs. Rodkin and Sharpe’s equity awards upon a separation are further governed by their agreements with the company.

Retirement Benefits

Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables beginning on page 36. Benefits provided to Messrs. Rodkin and Sharpe are further governed by their agreements with the company.

Change of Control Program

Following a review of market practices during fiscal 2006, the Board of Directors fully revised the change of control program for senior executives and implemented new change of control agreements with reduced benefits with a small group of senior officers. The agreements are designed to encourage management to continue performing their responsibilities in the event of a pending or potential change of control. During fiscal 2008, this program covered each of the named executive officers other than Mr. Johnson, who ceased to participate upon his transition to a reduced work schedule on July 30, 2007.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

The agreements provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board or Human Resources Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs. With this one exception, the agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following:

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater). The multiples range from one to three and are three for Messrs. Rodkin, Hawaux, Perez and Sharpe and two for Mr. Gehring;

•

continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives. ConAgra Foods must pay the executive’s cost to participate in the medical and dental plans;

•

benefits under our Non-Qualified Pension commensurate with adding three years to the executive’s years of service and age (except for Mr. Rodkin and Mr. Sharpe, whose pension benefits are determined by their employment agreements). These benefits must be funded in a lump sum through a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•

a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the Qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

The agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Internal Revenue Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin’s and Mr. Sharpe’s agreements.

Generally, a termination for “cause” under the agreements requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

The tables below summarize the estimated incremental amounts payable in termination and change of control scenarios under the plans, programs and agreements described here. We have not included in the tables amounts payable regardless of the occurrence of a triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits payable when the executive paid the premium. The data in the tables assumes the following:

•

each triggering event occurred on May 25, 2008 (the last day of fiscal 2008) and the per share price of our common stock was $23.38 (the NYSE closing price of our stock on last trading day of fiscal 2008);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with the company, the severance pay plan guidelines applied;

•

with respect to the annual incentive plan, awards were earned at target levels and where the Human Resources Committee had discretionary authority to award a payout, it exercised that authority (including in the change of control scenario);

•

with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to position elimination in the fiscal 2008 fourth quarter;

•

with respect to performance shares, awards were earned at target levels. (These amounts and the value of restricted cash awards also include a cash value of dividend equivalents on the number of shares/amount of cash assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Human Resources Committee exercised its discretionary authority to award a pro-rata payout and did so at target levels;

•

Non-Qualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 25, 2008;

•

in the normal retirement scenarios, an executive attained the normal retirement age of 65 by fiscal year end (or such other age defined as “normal retirement” in an executive’s stand-alone agreement with the company); and

•	in the disability scenarios, the disabling event lasted one year into the future.

	Voluntary Term w/o Good Reason	Involuntary Term Not for Cause or With Good Reason (1)	Involuntary Term for Cause	Normal Retirement	Death or Disability
Gary M. Rodkin
Salary Continuation	$16,438	$2,016,438	$16,438	$16,438	$16,438
Annual Incentive Plan	—	6,000,000	—	2,000,000	2,000,000
Performance Shares	—	3,291,226	—	3,291,226	3,291,226
Accelerated Stock Options	—	467,040	—	—	467,040
Non-Qualified Pension	—	3,279,796	—	—	—
Benefits Continuation	—	25,896	—	—	—
Death Benefits	—	2,544	—	—	1,000,000
Disability Benefits	—	170	—	—	150,000
Total	16,438	15,083,110	16,438	5,307,664	6,924,704

Andre J. Hawaux
Salary Continuation	—	1,050,000	—	—	—
Annual Incentive Plan	—	525,000	—	525,000	525,000
Performance Shares	—	—	—	1,244,284	1,244,284
Accelerated Restricted Stock	—	—	—	154,308	154,308
Benefits Continuation	—	25,896	—	—	—
Death Benefits	—	2,544	—	—	1,000,000
Disability Benefits	—	170	—	—	150,000
Total	—	1,603,610	—	1,923,592	3,073,592

John F. Gehring
Salary Continuation	—	446,154	—	—	—
Annual Incentive Plan	—	320,000	—	320,000	320,000
Performance Shares	—	—	—	526,564	526,564
Accelerated Stock Options	—	—	—	33,120	33,120
Accelerated Restricted Stock	—	—	—	363,634	363,634
Accelerated Restricted Cash	—	—	—	95,989	95,989
Benefits Continuation	—	15,545	—	—	—
Death Benefits	—	1,018	—	—	800,000
Disability Benefits	—	85	—	—	150,000
Total	—	782,802	—	1,339,307	2,289,307

Peter M. Perez
Salary Continuation	—	441,538	—	—	—
Annual Incentive Plan	—	328,000	—	328,000	328,000
Performance Shares	—	—	—	789,893	789,893
Accelerated Stock Options	—	—	—	49,680	49,680
Accelerated Restricted Stock	—	—	—	158,437	158,437
Accelerated Restricted Cash	—	—	—	47,994	47,994
Benefits Continuation	—	14,442	—	—	—
Death Benefits	—	1,044	—	—	820,000
Disability Benefits	—	85	—	—	150,000
Total	—	785,109	—	1,374,004	2,344,004

	Voluntary Term w/o Good Reason	Involuntary Term Not for Cause or With Good Reason (1)	Involuntary Term for Cause	Normal Retirement	Death or Disability
Robert F. Sharpe, Jr.
Salary Continuation	$7,397	$1,357,397	$7,397	$7,397	$7,397
Annual Incentive Plan	—	2,025,000	—	675,000	675,000
Performance Shares	—	1,053,175	—	1,053,175	1,053,175
Accelerated Stock Options	—	266,220	—	—	266,220
Non-Qualified Pension	—	1,431,221	—	—	—
Death Benefits	—	2,544	—	—	1,000,000
Disability Benefits	—	170	—	—	150,000
Total	7,397	6,135,727	7,397	1,735,572	3,151,792

1.	For Messrs. Hawaux, Gehring and Perez, no incremental benefits are paid upon an involuntary termination with “Good Reason.” In that scenario, payments are zero. For these individuals, this section is only applicable in the event of an involuntary termination not for “Cause.”

In the table that follows, if, following a change of control, any of Messrs. Hawaux, Gehring or Perez was terminated for “Cause” or voluntarily terminated employment without “Good Reason” he would not receive any benefits incremental to those shown in the “No Termination” column. Messrs. Rodkin and Sharpe would be entitled to salary continuation per their employment agreements. For Mr. Rodkin, the salary continuation in this scenario would be $16,438 and for Mr. Sharpe, it would be $7,397.

Change of Control and:	No Termination	Involuntary Term Not for Cause or With Good Reason
Gary M. Rodkin
Salary Continuation	—	$3,016,438
Annual Incentive Plan	$2,000,000	8,000,000
Performance Shares	3,291,226	3,291,226
Accelerated Stock Options	467,040	467,040
Non-Qualified CRISP	—	414,600
Non-Qualified Pension	—	3,237,218
Benefits Continuation	—	38,844
Death/Disability Benefit	—	4,071
Outplacement	—	30,000
Excise Tax Gross-Up	—	9,695,785
Total	5,758,266	28,195,222

Andre J. Hawaux
Salary Continuation	—	1,575,000
Annual Incentive Plan	525,000	2,100,000
Performance Shares	1,244,284	1,244,284
Accelerated Restricted Stock	154,308	154,308
Non-Qualified CRISP	—	123,492
Benefits Continuation	—	38,844
Death/Disability Benefit	—	4,071
Outplacement	—	30,000
Excise Tax Gross-Up	—	2,428,194
Total	1,923,592	7,698,193

Change of Control and:	No Termination	Involuntary Term Not for Cause or With Good Reason
John F. Gehring
Salary Continuation	—	$800,000
Annual Incentive Plan	$320,000	960,000
Performance Shares	526,564	526,564
Accelerated Stock Options	33,120	33,120
Accelerated Restricted Stock	363,634	363,634
Accelerated Restricted Cash	95,989	95,989
Non-Qualified CRISP	—	87,840
Non-Qualified Pension	—	258,796
Benefits Continuation	—	38,844
Death/Disability Benefit	—	3,309
Outplacement	—	30,000
Excise Tax Gross-Up	—	1,108,104
Total	1,339,307	4,306,200

Peter M. Perez
Salary Continuation	—	1,230,000
Annual Incentive Plan	328,000	984,000
Performance Shares	789,893	789,893
Accelerated Stock Options	49,680	49,680
Accelerated Restricted Stock	158,437	158,437
Accelerated Restricted Cash	47,994	47,994
Non-Qualified CRISP	—	20,250
Non-Qualified Pension	—	127,097
Benefits Continuation	—	38,844
Death/Disability Benefit	—	3,387
Outplacement	—	30,000
Excise Tax Gross-Up	—	1,681,432
Total	1,374,004	5,161,014

Robert F. Sharpe, Jr.
Salary Continuation	—	2,025,000
Annual Incentive Plan	675,000	2,700,000
Performance Shares	1,053,175	1,053,175
Accelerated Stock Options	266,220	266,220
Non-Qualified CRISP	—	175,086
Non-Qualified Pension	—	1,391,329
Death/Disability Benefit	—	4,071
Outplacement	—	30,000
Excise Tax Gross-Up	—	3,611,249
Total	1,994,395	11,256,130

Agreement with Former Executive Officer

On July 18, 2007, the company entered into a Transition Agreement with Mr. Johnson related to his July 1, 2008 retirement. Under the agreement, Mr. Johnson agreed to serve the company until his retirement and work a reduced schedule at 50% of his prior salary beginning July 30, 2007. Until his July 1, 2008 retirement, Mr. Johnson’s outstanding equity and restricted cash awards continued to vest (in accordance with plan provisions) and he continued to receive all health and welfare benefits available to senior company executives. Upon his retirement, Mr. Johnson’s equity and restricted cash awards became exercisable or vested in accordance with plan provisions related to retirement. He received standard retirement benefits under all applicable plans, although in accordance with the terms of his hiring arrangement, his credited years of service under the Non-Qualified Pension reflected 25.2 years of service with the company, versus his 10.1 years of actual service through July 1, 2008. The Transition Agreement also confirmed Mr. Johnson’s 2008 MIP target at 100% of salary actually received, and his participation in the 2008 to 2010 long-term incentive program on a reduced basis. The impact of his agreement on his fiscal 2008 compensation is reflected in the Summary Compensation Table. We have also agreed that if a change of control of the company should occur, the unfunded component of Mr. Johnson’s pension will be funded to the same extent and by the same mechanism, if any, as that used for executive officers in connection with any change of control. Mr. Johnson has agreed to non-solicitation, non-competition, non-disparagement, cooperation and confidentiality provisions in connection with his retirement.

Proposals for 2009 Annual Meeting

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 17, 2009.

Our bylaws outline the process for stockholders to follow to nominate a director or present any other business at an Annual Stockholders’ Meeting. Generally, a stockholder must give timely notice to the ConAgra Foods Corporate Secretary. To be timely, that notice for the 2009 annual meeting must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2008 annual meeting. However, if the date of the 2009 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. The bylaws specify the information that must accompany any such stockholder notice.

Proposals, nominations and inquiries regarding these matters should be addressed to Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102.

ADMISSION TICKET

ConAgra Foods 2008 Annual Stockholders’ Meeting

Thursday, September 25, 2008

1:30 p.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 25, 2008 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

Important Information Regarding Internet Availability of Proxy Materials for the Annual Stockholders’ Meeting:

The Notice and Proxy Statement and Annual Report are available at http://investor.conagrafoods.com

This is Your ConAgra Foods

VOTING INSTRUCTION CARD FOR THE SHARES YOU OWN IN CRISP

Please mark your instruction and sign on reverse side

This proxy is solicited by your Board of Directors for the

September 25, 2008 Annual Stockholders’ Meeting

As a participant in the ConAgra Foods Retirement Income Savings Plan (the “CRISP”), I hereby direct State Street Bank and Trust Company as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed below.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE SHARES FOR ITEMS 1 AND 2.

If you wish to direct the Trustee by mailing this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card and mark, date and return it in the enclosed envelope. Information on telephonic and Internet voting is on the reverse side of this voting instruction card.

If you are a current or former employee of ConAgra Foods, Inc. and have an interest in CRISP, your proportionate interest as of August 1, 2008 is shown on this voting instruction card and your instructions will provide voting instructions to the Trustee of the Plan. If this card is not returned, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

(This card is continued on the reverse side)

Your telephone or Internet voting instruction authorizes State Street Bank and Trust Company to vote these shares in the same manner as if you marked, signed and returned your voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 22, 2008.

VOTE BY PHONE: 1-800-690-6903	VOTE BY INTERNET: WWW.PROXYVOTE.COM
1. Read the accompanying Proxy Statement and this voting instruction card.	1. Read the accompanying Proxy Statement and this voting instruction card.
2. Call toll free 1-800-690-6903.	2. Go to website www.proxyvote.com.
3. Follow the recorded instructions.	3. Follow the instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Mark, sign and date this voting instruction card.
3. Return it in the enclosed postage-paid envelope.
If you vote by Phone or Internet, please do not mail this Voting Instruction Card. This voting instruction card is valid only when signed and dated.

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2.

Item 1. Elect Directors - Nominees

(1) Mogens C. Bay, (2) Stephen G. Butler, (3) Steven F. Goldstone, (4) W.G. Jurgensen,

(5) Ruth Ann Marshall, (6) Gary M. Rodkin, (7) Andrew J. Schindler and (8) Kenneth E. Stinson

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s),
☐	☐	☐	mark “For All Except” and write the number(s) of the nominee(s)
on the line below:
__________________________________

Item 2. Ratify the appointment of Independent Auditors

For	Against	Abstain

☐	☐	☐

The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this instruction card.

	Yes	No

Please indicate if you plan to attend this meeting.	____	____

(Note: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature (Please sign within box) Date	Signature (Joint Owners) Date

ADMISSION TICKET

ConAgra Foods 2008 Annual Stockholders’ Meeting

Thursday, September 25, 2008

1:30 p.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 25, 2008 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

Important Information Regarding Internet Availability of Proxy Materials for the Annual Stockholders’ Meeting:

The Notice and Proxy Statement and Annual Report are available at http://investor.conagrafoods.com.

This is Your ConAgra Foods

PROXY CARD

Please vote and sign on reverse side

This proxy is solicited by your Board of Directors for the

September 25, 2008 Annual Stockholders’ Meeting

The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxy, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS’ MEETING.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

(This proxy is continued on the reverse side)

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 24, 2008.

VOTE BY PHONE: 1-800-690-6903	VOTE BY INTERNET: WWW.PROXYVOTE.COM
1. Read the accompanying Proxy Statement and this proxy card.	1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free 1-800-690-6903.	2. Go to website www.proxyvote.com.
3. Follow the recorded instructions.	3. Follow the instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Mark, sign and date your proxy card.
3. Return it in the enclosed postage-paid envelope.
If you vote by Phone or Internet, please do not mail your Proxy Card. This voting instruction card is valid only when signed and dated.

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2.

Item 1. Elect Directors – Nominees

(1) Mogens C. Bay, (2) Stephen G. Butler, (3) Steven F. Goldstone, (4) W.G. Jurgensen,

(5) Ruth Ann Marshall, (6) Gary M. Rodkin, (7) Andrew J. Schindler and (8) Kenneth E. Stinson

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s),
☐	☐	☐	mark “For All Except” and write the number(s) of the nominee(s)
on the line below:
__________________________________

Item 2. Ratify the appointment of Independent Auditors

For	Against	Abstain

☐	☐	☐

The shares will be voted as directed, or if no direction is indicated, as recommended by the Board of Directors.

	Yes	No

Please indicate if you plan to attend this meeting.	____	____

(Note: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature (Please sign within box) Date	Signature (Joint Owners) Date